Filed Pursuant to Rule 424(b)5
Registration Number 333-169943

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 2010

50,000,000 Shares

Common Stock

This is an offering of 50,000,000 shares of the common stock of CreXus Investment Corp., a commercial real estate finance company. Our common stock is listed on the New York Stock Exchange under the symbol “CXS.” The last reported sales price of our common stock on March 28, 2011 was $12.15 per share. The underwriters have an option to purchase a maximum of 7,500,000 additional shares to cover over-allotments of shares.

We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending on December 31, 2009. To assist us in maintaining our status as a REIT, our charter contains various restrictions on the ownership and transfer of our common stock. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

We are externally managed and advised by Fixed Income Discount Advisory Company, which we refer to as FIDAC or our Manager, an investment adviser registered with the Securities and Exchange Commission. Our Manager is a wholly-owned subsidiary of Annaly Capital Management, Inc., which we refer to as Annaly, a New York Stock Exchange-listed REIT. Annaly currently owns approximately 25% of our outstanding common stock. Concurrent with this offering, we will sell to Annaly 5,000,000 shares of our common stock in a private placement at the same price per share as the price to the public in this offering. Upon completion of this offering and the concurrent private placement, we expect that Annaly will own approximately 13.0% of our outstanding common stock (assuming that the underwriters do not exercise their over-allotment option). RCap Securities, Inc., an underwriter in this offering, is a wholly- owned subsidiary of Annaly.

We expect to use approximately $586.0 million of the proceeds from this offering and the concurrent private placement to acquire a portfolio of commercial mortgages and other commercial real estate assets, as more fully described under the caption “The Acquisition” in this prospectus supplement. This offering and the concurrent private placement are not conditioned on the closing of the Acquisition.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which we incorporate by reference herein.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to CreXus
Per Share	$11.50	$0.6325	$10.8675
Total	$575,000,000	$31,625,000	$543,375,000

Delivery of the shares of common stock will be made on or about April 1, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	Barclays Capital
BofA Merrill Lynch	Deutsche Bank Securities
J.P. Morgan	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities	RCap Securities

The date of this prospectus supplement is March 28, 2011

TABLE OF CONTENTS

Prospectus Supplement

About this Prospectus Supplement	ii
Incorporation of Certain Documents by Reference	ii
Where You Can Find More Information	iii
Cautionary Note Regarding Forward-Looking Statements	iii
Prospectus Supplement Summary	S-1
Risk Factors	S-8
Use of Proceeds	S-14
Price Range of Common Stock and Distributions	S-15
The Acquisition	S-16
Management	S-19
Additional Federal Income Tax Considerations	S-21
Underwriting	S-22
Legal Matters	S-28

Prospectus

About this Prospectus	ii
Forward-Looking Statements	ii
Prospectus Summary	1
Risk Factors	2
Use of Proceeds	2
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	2
Description of Equity Securities Stock	3
Description of Debt Securities	7
Restrictions on Ownership and Transfer	21
Certain Provisions of the Maryland General Corporation Law and Our Charter and Bylaws	23
Certain Federal Income Tax Considerations	28
ERISA Considerations	49
Plan of Distribution	50
Experts	52
Legal Matters	52
Where You Can Find More Information	52
Incorporation of Certain Documents by Reference	52

          We are responsible for the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and any free writing prospectus prepared by us or information to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with any other information, and take no responsibility for any other information that others may give you. This prospectus may only be used where it is legal to sell these securities, and this prospectus is not an offer to sell or a solicitation of an offer to buy shares in any state or jurisdiction where an offer or sale of shares would be unlawful. The information in this prospectus and any free writing prospectus prepared by us may be accurate only as of their respective dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

          Unless the context otherwise requires, references in this prospectus supplement and the accompanying prospectus to “we,” “us,” or “Company” refer to CreXus Investment Corp. and its subsidiaries.

          This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. If there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, you should rely on the information in this prospectus supplement. It is also important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents we have referred you to in the section entitled “Where You Can Find More Information” below in this prospectus supplement. The information incorporated by reference is considered part of this prospectus supplement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The Securities and Exchange Commission, or SEC, allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately by us with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-34451) under the Securities Exchange Act of 1934, as amended, or Exchange Act, and these documents are incorporated herein by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2010 as filed on February 25, 2011;

•

the sections of our Definitive Proxy Statement on Schedule 14A for our 2010 annual meeting of stockholders incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Current Report on Form 8-K filed on March 21, 2011 and March 28, 2011; and

•	the description of our common stock included in our Registration Statement on Form 8-A, filed on September 3, 2009.

          All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before to the termination of the offering of the securities to which this prospectus supplement relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains the base prospectus shall be deemed to be incorporated by reference into the base prospectus and to be part thereof from the date of filing those documents.

          Any statement contained in this prospectus supplement or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus supplement or in any other document which is also incorporated by reference modifies or supersedes that statement.

          We will provide to each person, including any beneficial owner of our common stock, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations, CreXus Investment Corp., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, telephone number (646) 829-0160.

WHERE YOU CAN FIND MORE INFORMATION

          We are subject to the informational requirements of the Exchange Act, which requires us to file reports and other information with the SEC. You can inspect and copy reports, proxy statements and other information filed by us at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

          You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can obtain copies of this material by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You can also obtain such reports, proxy statements and other information from the web site that the SEC maintains at http://www.sec.gov.

          Reports, proxy statements and other information concerning us may also be obtained electronically at our website, http://www.crexusinvestment.com, and through a variety of databases, including, among others, the SEC’s Electronic Data Gathering and Retrieval (EDGAR) program. None of the information on those websites that is not otherwise expressly set forth in or incorporated by reference in this prospectus supplement is a part of this prospectus supplement.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

          We make forward-looking statements in this prospectus supplement that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business and strategy;

•	our projected financial and operating results;

•	our ability to obtain and maintain financing arrangements and the terms of those arrangements;

•	financing and advance rates for our targeted assets;

•	general volatility of the markets in which we acquire assets;

•	the implementation, timing and impact of, and changes to, various government programs;

•	our expected assets;

•	changes in the value of our assets;

•	market trends in our industry, interest rates, the debt securities markets or the general economy;

•	rates of default or decreased recovery rates on our assets;

•	our continuing or future relationships with third parties;

•	prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax laws, accounting guidance, and rates and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended;

•	the availability of opportunities in real estate-related and other securities;

•	the availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	interest rate mismatches between our assets and our borrowings used to finance purchases of such assets;

•	changes in interest rates and mortgage prepayment rates;

•	the effects of interest rate caps on our adjustable-rate mortgage-backed securities;

•	the use of the proceeds of this offering and the concurrent private placement;

•	our and the seller’s ability to close the planned acquisition, including satisfying all closing conditions;

•	the composition of our assets following the closing of the planned acquisition, including our ability to close the acquisition with the assets and in the manner contemplated;

•	our ability to integrate the newly acquired assets into our existing portfolio; and

•	our ability to realize our expectations of the advantages of acquiring the assets in the planned acquisition.

          The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus supplement under the headings “Prospectus Supplement Summary,” “Risk Factors,” and “The Acquisition.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights some of the information in this prospectus supplement. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement. Except where the context suggests otherwise, the terms “CreXus,” “company,” “we,” “us” and “our” refer to CreXus Investment Corp. and its subsidiaries; “FIDAC” or our “Manager” refers to Fixed Income Discount Advisory Company, our external manager; “RCap” refers to RCap Securities, Inc., an underwriter in this offering; and “Annaly” refers to Annaly Capital Management, Inc., the parent company of FIDAC and RCap. Unless indicated otherwise, the information in this prospectus supplement assumes that (i) the common stock in this offering is sold to the public at $11.50 per share, (ii) the underwriters do not exercise their over-allotment option to purchase an additional 7,500,000 shares of our common stock, and (iii) the completion of the concurrent private placement to Annaly of 5,000,000 shares of our common stock at the same price per share as the price to the public in this offering.

Our Company

          We are a commercial real estate finance company that acquires, manages, and finances, directly or through our subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities, or CMBS, and other commercial real estate-related assets. We refer to these asset classes as our targeted assets. We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending on December 31, 2009. Therefore, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders. Some of our subsidiaries, however, will be subject to federal income tax on their earnings.

          Our principal business objective is to capitalize on the fundamental changes that have occurred and are occurring in the commercial real estate finance industry to provide attractive risk adjusted returns to our stockholders over the long term, primarily through dividends and secondarily through capital appreciation. We completed our initial public offering, or IPO, and a concurrent private placement of shares of our common stock to Annaly, or the Private Placement, on September 16, 2009, pursuant to which we raised aggregate gross proceeds of approximately $267.9 million. As of December 31, 2010, following our deployment of the IPO and Private Placement proceeds and borrowings of approximately $172.8 million under the Term Asset-Backed Securities Loan Facility, or TALF, we had a $402.7 million portfolio comprised, on an amortized cost basis, of approximately $34.9 million of commercial mortgage loans, $213.6 million of CMBS, $37.8 million of B-Notes, $95.2 million of mezzanine loans and $21.2 million of preferred equity interests.

          We are externally managed by Fixed Income Discount Advisory Company, which we refer to as FIDAC or our Manager. Our Manager is an investment adviser registered with the Securities and Exchange Commission, or SEC. At December 31, 2010, our Manager was the adviser or sub-adviser for a number of investment vehicles and separate accounts, including Chimera Investment Corporation, or Chimera, a publicly traded REIT whose shares are traded on the NYSE under the symbol “CIM” and is externally managed by our Manager.

          Our Manager is a wholly-owned subsidiary of Annaly Capital Management, Inc., or Annaly, a New York Stock Exchange-listed REIT. Annaly manages assets on behalf of institutional and individual investors worldwide directly through Annaly and through the vehicles managed by its investment management subsidiaries. Our Manager benefits from the extensive investment, finance and managerial expertise of Annaly’s credit-oriented capital markets and real estate investment professionals. We believe our relationship with Annaly provides us with significant advantages in sourcing, evaluating, underwriting, and managing investments in our targeted assets. At December 31, 2010, Annaly owned and managed a portfolio of approximately $77.9 billion, primarily in U.S. Government agency, or Agency, residential mortgage-backed securities, or RMBS. Annaly owns approximately 25% of our outstanding shares of common stock. Concurrent with, and conditioned on the consummation of this offering, Annaly will acquire, in a private placement, 5,000,000 shares of our common stock at the same price per share as the price to the public in this offering. Upon completion of this offering and the concurrent private placement, we expect that Annaly will own approximately 13.0% of our outstanding shares of common stock (assuming that the underwriters do not exercise their over-allotment option).

New Portfolio Acquisition

          On March 18, 2011, we entered into a definitive asset purchase and sale agreement, or Asset Purchase Agreement, with Barclays Capital Real Estate Inc. and certain of its affiliates (collectively referred to as the Seller, which are affiliates of Barclays Capital Inc., one of the underwriters of this offering). Pursuant to the Asset Purchase Agreement, the Seller has agreed to sell, and we have agreed to purchase, a portfolio of 30 commercial real estate assets, including commercial mortgage loans, subordinate notes and mezzanine loans, relating to 17 underlying properties or groups of properties. We refer to these assets as the Portfolio and to the acquisition of the Portfolio as the Acquisition. The aggregate purchase price of the Portfolio is approximately $586.0 million, payable in cash, which will be adjusted based on the outstanding principal balance due at the closing of each asset in the Portfolio. We intend to use part of the net proceeds from this offering and the concurrent private placement to pay the aggregate purchase price. The Asset Purchase Agreement contains various representations, warranties, covenants and indemnification obligations of the parties and subjects the closing of the Acquisition to the satisfaction of closing conditions, including obtaining certain consents, in addition to the pricing of this offering and that combined net proceeds generated by this offering and the concurrent private placement are sufficient to acquire the Portfolio. See “The Acquisition.”

Portfolio Strategy

          The Portfolio consists of a variety of assets that we believe will provide multiple sources of income production and value creation for us. While a substantial number of the loans in the Portfolio are scheduled to mature prior to December 31, 2012, we believe there are a number of options available to the borrowers with respect to these maturing loans that may be beneficial to us. These options include, without limitation, the borrower refinancing the loan with us solely, with us and a partner of our choosing, or with us and others as part of a group, or our agreeing to extend the maturity date of the loan. We believe many of the properties securing or underlying the Portfolio have the potential to appreciate in value or generate sufficient income levels that would allow us to monetize the value created through new borrowing. Alternatively, we may modify the loans and permit them to remain outstanding past their scheduled maturity dates. Nevertheless, borrowers may decide to repay their loans at maturity. Under these circumstances, we intend to deploy the funds we receive upon repayment into additional investments in our targeted assets.

Current Environment

           We believe that the current market environment presents a compelling opportunity to achieve attractive risk adjusted returns in commercial real estate assets. We estimate that approximately $1.6 trillion of commercial and multifamily mortgage debt remain on bank balance sheets and, accordingly, due to years of mandatory de-leveraging, markets are likely to face a void of several hundred billion dollars over this period that must be filled by new mortgage lenders since the supply of debt from traditional lending sources is anticipated to be less than the volume necessary to refinance maturing real estate loans. The volume of issuances of newly created CMBS dropped from $228.6 billion in 2007 to $2.7 billion in 2009 and was recorded at $11.6 billion in 2010. This decline has had a concomitant impact on the supply of capital for new commercial mortgage lending since the net proceeds from newly created CMBS issuances are applied to purchase commercial mortgage loans from loan originators.

Our Strategy

          Our principal business objective is to capitalize on the fundamental changes that have occurred and are occurring in the commercial real estate finance industry to provide attractive risk adjusted returns to our stockholders over the long term, primarily through dividends and secondarily through capital appreciation. In order to capitalize on the changing sets of opportunities that may be present in the various points of an economic cycle, we may expand or refocus our strategy by emphasizing assets in different parts of the capital structure and different real estate sectors. In the near to medium term, other than the acquisition of the Portfolio, we expect to continue to deploy our capital through the origination and acquisition of commercial first mortgage loans, CMBS, mezzanine financings and other commercial real-estate debt instruments at attractive risk-adjusted yields as well as directly in commercial real property. We expect to allocate our capital within our targeted asset classes opportunistically based upon our Manager’s assessment of the risk-reward profiles of particular assets. Our strategy may be amended from time to time, if recommended by our Manager and approved by our board of directors. If we amend our asset strategy, we are not required to seek stockholder approval.

Our Target Assets

          Our targeted asset classes include the following types of assets.

Asset Class	Principal Assets

Commercial Mortgage Loans	•	First mortgage loans that are secured by commercial properties

	•	Construction loans

Subordinated Debt	•	“B-notes,” “C-notes,” and other subordinated notes

	•	Mezzanine loans

	•	Preferred Equity

Commercial Mortgage-Backed Securities, or CMBS	•	CMBS rated AAA through BBB

	•	CMBS that are rated below investment grade or are non-rated

Commercial Real Property	•	Office buildings

	•	Hotels

	•	Retail

	•	Industrial

	•	Multifamily residential condominiums

	•	Other commercial real property including land

Other Commercial Real Estate Assets	•	Debt and equity tranches of CRE CDOs

	•	Loans to real estate companies including REITs and REOCs

	•	Commercial real estate securities

Agency RMBS	•

Single-family residential mortgage pass-through certificates representing interests in “pools” of mortgage loans secured by residential real property where payments of both interest and principal are guaranteed by a U.S. Government agency or federally chartered corporation

          The allocation of our capital among our target assets will depend on prevailing market conditions at the time we invest and may change over time in response to different prevailing market conditions, including with respect to interest rates and general economic and credit market conditions.

Our Current Portfolio

          The following table sets forth certain information regarding our assets as of December 31, 2010.

Asset type (in millions)	Amortized Cost basis	Borrowings

Mortgage loans	$34.9	—
Mezzanine loans	95.2	—
B-Notes	37.8	—
Preferred Equity	21.2	—
AAA CMBS—(Financed with TALF borrowings)(1)	213.6	172.8

Total Portfolio at December 31, 2010	$402.7	$172.8

(1)TALF borrowings are non-recourse.

Our Financing Strategy

          We use borrowings as part of our financing strategy. Although we are not required to maintain any particular leverage ratio, the amount of leverage we incur is determined by our Manager, taking into account a variety of factors, which may include the anticipated liquidity and price volatility of the target assets in our portfolio, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, including hedges, the availability and cost of financing our assets, the creditworthiness of our financing counterparties, the health of the U.S. economy and commercial and residential mortgage markets, the outlook for the level, slope, and volatility of interest rate movement, the credit quality of our target assets and the collateral underlying our target assets. We seek to enhance the returns on our commercial mortgage loan assets, especially loan acquisitions, through securitizations. If possible, we securitize the senior portion, expected to be equivalent to investment grade rated CMBS, while retaining the subordinate securities in our portfolio. In addition, we expect to use repurchase agreements to finance acquisitions of Agency RMBS with a number of counterparties. In the future, we may also use other sources of financing to fund the acquisition of our targeted assets, including warehouse facilities and other secured and unsecured forms of borrowing. We may also seek to raise further equity capital or issue debt securities to fund our future asset acquisitions.

Our Hedging Strategy

          Subject to maintaining our qualification as a REIT, we may, from time to time, utilize derivative financial instruments to mitigate the effects of fluctuations in interest rates and its effects on our asset valuations. We also may engage in a variety of interest rate management techniques that seek to mitigate changes in interest rates or other potential influences on the values of our assets. We may attempt to reduce interest rate risk and to minimize exposure to interest rate fluctuations through the use of match funded financing structures, when appropriate. We expect these instruments will allow us to minimize, but not eliminate, the risk that we have to refinance our liabilities before the maturities of our assets and to reduce the impact of changing interest rates on our earnings.

Our Competitive Advantages

          We believe that our competitive advantages and the opportunities presented by the Acquisition include the following.

The Portfolio we intend to acquire offers multiple opportunities

          As of March 16, 2011, the Portfolio we intend to acquire for approximately $586.0 million comprised approximately $738.5 million of commercial real estate assets, which includes $478.2 million of commercial mortgage loans, $80.9 million of subordinate notes and $179.4 million of mezzanine loans. For a discussion regarding the yields for the various assets and asset types in the Portfolio, please see “The Acquisition-Portfolio.” We believe the Portfolio consists of a variety of assets that have multiple sources of income production and value creation for us. For example, we believe many of the properties securing or underlying the Portfolio have the potential to appreciate in value or generate sufficient income levels that would allow us to monetize the value created through new borrowing. Alternatively, we may modify the loans and permit them to remain outstanding past their scheduled maturity dates.

Our existing portfolio offers attractive risk adjusted returns

          As of December 31, 2010, following our deployment of the net proceeds from the IPO and the Private Placement and borrowings of approximately $172.8 million under the TALF program, we had a $402.7 million portfolio that comprised, on an amortized cost basis, approximately $34.9 million of commercial mortgage loans, $213.6 million of CMBS, $37.8 million of B-Notes, $95.2 million of mezzanine loans and $21.2 million of preferred equity interests. Since our inception, we have declared a first quarter 2010 dividend of $0.07 per share, a second quarter 2010 dividend of $0.12 per share, a third quarter 2010 dividend of $0.17 per share, a fourth quarter 2010 dividend of $0.22 per share and a first quarter 2011 dividend of $0.23 per share. The first quarter dividend will be paid on April 21, 2011 to common stockholders of record on March 21, 2011. Purchasers in this offering and the concurrent private placement will not participate in this quarterly distribution.

Following the Acquisition, we will own a more diversified portfolio of assets

          We are in the process of building a diversified portfolio of performing commercial first mortgage loans, CMBS, mezzanine financings and commercial real property assets. As of December 31, 2010, on a pro forma basis following the Acquisition, we had approximately $988.9 million of commercial real estate assets, which includes approximately $391.1 million of mortgage loans, approximately $105.7 million of subordinate notes, approximately

$257.3 million of mezzanine loans, approximately $21.2 million of preferred equity interests and approximately $213.6 million of AAA-rated CMBS. Following the Acquisition, we will have a diversified portfolio of loans on commercial real estate properties throughout the United States as well as some offshore loans. We believe that the property, geographic and capital structure diversity of our assets following the Acquisition will provide us a more diversified exposure to the U.S. commercial real estate industry. We believe our broad geographic footprint, property diversity and the various positions in the capital structure of our assets mitigate our risks in numerous ways and help reduce volatility in our operating results. In addition, our geographic diversification limits our exposure to competitive dynamics and economic conditions in any single local market.

Experienced Management Team

          Our management team consists of:

o

Kevin Riordan, our Chief Executive Officer, President and one of our directors, and a Managing Director of Annaly and of our Manager, who has over 25 years of experience in evaluating, acquiring and managing a wide range of commercial real estate-related assets, including CMBS and commercial real estate loans, and managing third-party origination and servicing programs, including as a Group Managing Director at TIAA-CREF;

o

Robert Karner, our Head of Investments and an Executive Vice President of our Manager, who, prior to joining us, held a variety of positions as a CMBS portfolio manager at Allstate Insurance Company and most recently served as an Executive Director and Co-head of Morgan Stanley’s domestic CMBS Syndication desk from 2006-2008 with responsibilities for the marketing and distribution of the CMBS and commercial real estate CDO (CRE CDO) production to a wide variety of investors;

o

Robert Restrick, our Executive Vice President and an Executive Vice President of our Manager, who, prior to joining us, served as Head of Structured Products Group and Portfolio Management for CWCapital Investments LLC with responsibilities for managing the commercial real estate loan investment management platform and overseeing investments;

o

Jeffrey Conti, our Head of Commercial Underwriting and an Executive Vice President of our Manager, who has over twenty years of experience in commercial mortgage originations, first at TIAA-CREF, where he rose to Regional Head of Commercial Mortgage Origination, and more recently at Prudential Real Estate Investors before joining our Manager; and

o	Daniel Wickey, our Chief Financial Officer, Secretary and Executive Vice President of Accounting for our Manager and for Annaly.

          Our team brings extensive knowledge across market disciplines, including mortgage origination and securitization, structuring and capital markets, and asset management including workouts and dispositions. Our asset management activities including acquisitions, dispositions and related financing activities will be evaluated by members of our Manager’s team and overseen by an investment committee of our Manager’s senior professionals, consisting of Michael Farrell, Wellington Denahan-Norris, Jeremy Diamond, Ronald Kazel, James Fortescue, Kristopher Konrad, Rose-Marie Lyght, Matthew Lambiase, Eric Szabo and Kevin Keyes.

Strategy Designed to Perform in a Variety of Credit and Interest Rate Environments

          Our strategy is designed to generate attractive risk-adjusted returns during a full economic cycle. Although we will face credit risk and interest rate risk, we believe that our primary task will be to manage credit risk. We will seek to minimize principal loss while maximizing risk-adjusted returns through our Manager’s credit-based approach, which is based on rigorous quantitative and qualitative analysis.

Access to Annaly’s and Our Manager’s Relationships

          We believe Annaly and our Manager have developed broad and deep long-term relationships with top regional and national property managers within all major property sectors. They have a proven ability to transact with leading commercial and investment banks, life insurance companies, commercial mortgage brokers, primary dealers, specialty investment dealers and financial sponsors, which we believe will provide us with a range of high-quality asset acquisition opportunities.

Alignment of Interests between Annaly, Our Manager and Our Investors

          Our Manager’s parent company, Annaly, owns approximately 25% of our outstanding shares of common stock and has agreed to purchase, in a concurrent private placement that is conditioned on the consummation of this offering, 5,000,000 additional shares of our common stock. Annaly will own approximately 13.0% of our outstanding shares of common stock after giving effect to this offering and the concurrent private placement (assuming that the underwriters do not exercise their over-allotment option). In addition, Annaly has agreed to a one-year lock-up with us with respect to these shares.

Our Company Information

          Our principal executive offices are located at 1211 Avenue of Americas, Suite 2902, New York, New York 10036. Our telephone number is 1-877-291-3453. Our website is http://www.crexusinvestment.com. The contents of our website are not a part of this prospectus supplement. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

THE OFFERING

          The following is a brief summary of certain terms of this offering. For a more complete description of our common stock, see “Description of Our Common Stock” in the accompanying prospectus.

Issuer	CreXus Investment Corp.

Common stock offered by us	50,000,000 shares.

Common stock outstanding immediately after this offering and the concurrent private placement	73,120,112 shares.

Use of proceeds

We intend to use approximately $586.0 million of the net proceeds from this offering and the concurrent private placement to acquire the Portfolio, as more fully described under the caption “The Acquisition” in this prospectus supplement. We will use the remaining net proceeds for the acquisition of additional investments in our targeted assets and for general corporate purposes. This offering and the concurrent private placement are not conditioned on the closing of the Acquisition. See “Use of Proceeds.”

New York Stock Exchange Listing	Our common stock trades on the NYSE under the symbol “CXS”.

Restrictions on Ownership

To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. We have granted a waiver of this restriction to Annaly, whose ownership limit has been set at 35%.

Risk factors

See “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC for a discussion of factors you should carefully consider before deciding to invest in our common stock.

The number of shares of common stock outstanding immediately after the offering and the concurrent private placement is based on 18,120,112 shares outstanding on March 28, 2011. Except as otherwise stated, the information in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option to purchase 7,500,000 additional shares.

RISK FACTORS

          Investing in our common stock involves a high degree of risk. Before purchasing our common stock, you should carefully consider the risks set forth below in this prospectus supplement and under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment. Some of the statements in the “Risk Factors” section constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Risk Associated with Asset Purchase Agreement and the Portfolio

Our acquisition of the Portfolio is on an “as is, where is” basis containing limited representations, warranties and covenants.

          On March 18, 2011, we entered into the Asset Purchase Agreement with Barclays Capital Real Estate Inc. and certain of its affiliates (which are affiliates of Barclays Capital Inc., one of the underwriters of this offering), pursuant to which the Seller has agreed to sell, and we have agreed to purchase, the Portfolio on the terms and subject to the conditions set forth in the Asset Purchase Agreement.

          Our acquisition of the Portfolio is primarily on an “as is, where is” basis, which means we are buying the assets as they are with limited representations, warranties and covenants being made by the Seller with respect to the condition of the assets and the properties underlying certain of those assets. In addition, the indemnification obligations of the Seller are limited to losses in excess of $10.0 million and are capped, in the aggregate, at $82.1 million. As a result of these limited representations, warranties and covenants, and the monetary limitations on indemnification, we will bear a significant amount of the risk associated with the Portfolio and losses associated with the Portfolio, including for conditions existing on the date we acquire the Portfolio. Any related losses could have a material adverse effect on our business and results of operations.

We do not expect to obtain consents necessary to transfer all of the assets in the Portfolio on the initial closing date of the Acquisition, and it is possible some assets may never be transferred to us.

          Certain assets in the Portfolio require that the Seller obtain a consent from the borrower or another third party in order to transfer the particular asset to us. The Seller has informed us that it expects to obtain most, but not all, of the required consents prior to the initial scheduled closing date for the Acquisition (which we expect will be on or before April 11, 2011). As a result, some of the assets will likely not be transferred to us on the initial closing date. The Asset Purchase Agreement obligates the Seller to continue to pursue obtaining the required consents for those excluded assets, and once any required consents are obtained, our purchase of the relevant assets is required to be closed within five business days thereafter.

          Further, the Asset Purchase Agreement provides that if any required consents are not obtained by August 1, 2011, then the given asset or assets will not be transferred to us. Thus, it is possible that one or more assets may not ever be transferred from the Seller to us. Under these circumstances, we would expect to deploy the unused proceeds of this offering and the concurrent private placement to one or more alternative investments, and our decisions in respect of these investments would not be subject to shareholder approval. These alternative investments may not be readily available to us or may yield lower returns than the Portfolio assets, and our growth prospects may be materially impeded. We may invest proceeds from this offering in short term investments pending our purchase of any assets not purchased on the initial closing date. These short term investments would likely generate lower returns than we expect to receive from the Portfolio assets.

A large percentage of the assets in the Portfolio are subject to near term maturities, which may require the borrowers to refinance the loans, thus increasing the near term risk of borrower default. In addition, if these assets are repaid on or before their maturity dates, then there is reinvestment risk.

          Of the assets we are purchasing in the Portfolio, approximately 56.7% (by unpaid principal balance as of March 16, 2011) are scheduled to mature before the end of 2011 and an additional 27.9% (by unpaid principal balance as of March 16, 2011) are scheduled to mature in 2012. Accordingly, the borrowers under those assets will need to either refinance the assets, agree with us to extend the maturities of the assets, or find some other method of repaying the assets. If a borrower fails to pay the principal amount or extend the maturity of the asset, it would default under the asset, which would expose us to all of the costs, risks and uncertainties inherent in any enforcement action against the borrower, including those in connection with foreclosing on the collateral securing the asset.

          If the borrower is successful in repaying or refinancing an asset, then we will have to redeploy the proceeds we receive in repayment. It is possible that we will fail to identify reinvestment options that would provide returns or a risk profile that is comparable to the asset that was repaid. We would expect to redeploy the proceeds we receive in our target assets including CMBS, commercial real estate loans, commercial real property and various other commercial real estate asset classes and Agency RMBS. To the extent we acquire Agency RMBS, we would expect to use leverage on these assets through repurchase agreements. If we fail to redeploy the proceeds we receive in repayment of a loan in equivalent or better alternatives, our financial performance and returns to investors could suffer.

Consummation of the Acquisition is subject to several conditions precedent and may not occur, which could materially impede our growth prospects.

          Consummation of the Acquisition is subject to several conditions precedent, and if we or the Seller fail to fulfill these conditions, it is possible that the closing of the Acquisition could be delayed or might not occur at all. See “The Acquisition – Description of Asset Purchase Agreement – Closing Conditions and Termination; Failed Condition Assets.” This offering and the concurrent private placement are not conditioned upon the closing of the Acquisition. Accordingly, if the Acquisition does not close and we do not purchase the Portfolio and recognize the benefits that we believe the Acquisition presents, you will not receive any refund of your investment. Instead, we would be required to deploy the proceeds of this offering to one or more alternative investments, and our decisions in respect of these investments would generally not be subject to shareholder approval. These alternative investments may not be readily available to us or may yield lower returns than the Portfolio assets. Further, if the closing of the Acquisition is delayed, we are likely to invest the proceeds of this offering in one or more short term instruments that do not offer the returns we expect to achieve from the Portfolio, which would cause our near term financial performance to suffer. Under the circumstances described above, our growth prospects may be materially impeded.

Assets in the Portfolio may become non-performing and sub-performing assets in the future, which are subject to increased risks relative to performing loans.

          Assets in the Portfolio may in the near or the long term become non-performing and sub-performing assets, which are subject to increased risks relative to performing assets. Loans may become non-performing or sub-performing for a variety of reasons, such as the underlying property being too highly leveraged, decreasing income generated from the underlying property, or the financial distress of the borrower, in each case, that results in the borrower being unable to meet its debt service and/or repayment obligations. Such non-performing or sub-performing assets may require a substantial amount of workout negotiations and/or restructuring, which may involve substantial cost and divert the attention of our Manager and management from other activities and entail, among other things, a substantial reduction in interest rate, the capitalization of interest payments and a substantial write-down of the principal of the loan. Even if a restructuring were successfully accomplished, the borrower may not be able or willing to maintain the restructured payments or refinance the restructured mortgage upon maturity.

          In the future, it is possible that we may find it necessary or desirable to foreclose on some, if not many, of the loans we acquire, and the foreclosure process may be lengthy and expensive. Borrowers may resist foreclosure actions by asserting numerous claims, counterclaims and defenses to payment against us (such as lender liability claims and defenses) even when such assertions may have no basis in fact or law, in an effort to prolong the foreclosure action and force the lender into a modification of the loan or a favorable buy-out of the borrower’s position. In some states, foreclosure actions can take several years or more to litigate. At any time prior to or during the foreclosure proceedings, the borrower may file for bankruptcy, which would have the effect of staying the foreclosure actions and further delaying the resolution of our claims. Foreclosure may create a negative public perception of the related property, resulting in a diminution of its value. Even if we are successful in foreclosing on a loan, the liquidation proceeds upon sale of the underlying real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Furthermore, any costs or delays involved in the foreclosure of a loan or a liquidation of the underlying property will further reduce the proceeds and thus increase our loss. Any such reductions could materially and adversely affect the value of the commercial loans in which we invest.

          Whether or not our Manager has participated in the negotiation of the terms of a mortgage, there can be no assurance as to the adequacy of the protection of the terms of the loan, including the validity or enforceability of the loan and the maintenance of the anticipated priority and perfection of the applicable security interests. Furthermore, claims may be asserted that might interfere with enforcement of our rights. In the event of a foreclosure, we may assume direct ownership of the underlying real estate. The liquidation proceeds upon sale of that real estate may not be sufficient to recover our cost basis in the loan, resulting in a loss to us. Any costs or delays involved in the effectuation of a foreclosure of the loan or a liquidation of the underlying property will further reduce the proceeds and increase our loss.

          Whole loan mortgages are also subject to “special hazard” risk (property damage caused by hazards, such as earthquakes or environmental hazards, not covered by standard property insurance policies), and to bankruptcy risk (reduction in a borrower’s mortgage debt by a bankruptcy court). In addition, claims may be assessed against us on account of our position as mortgage holder or property owner, including responsibility for tax payments, environmental hazards and other liabilities, which could have a material adverse effect on our results of operations, financial condition and our ability to make distributions to our stockholders.

If we foreclose on an asset, we may come to own and operate the property securing the loan, which would expose us to the risks inherent in that activity.

          If we foreclose on an asset, we may take title to the property securing that asset, and if we do not or cannot sell the property, we would then come to own and operate it as “real estate owned.” Owning and operating real property involves risks that are different (and in many ways more significant) than the risks faced in owning an asset secured by that property. In addition, we may end up owning a property that we would not otherwise have decided to acquire directly at the price of our original investment or at all. Further, some of the property underlying the assets we are acquiring is of a different type or class than property our Manager has had experience owning directly, including properties such as hotels. Accordingly, we may not manage these properties as well as they might be managed by another owner, and our returns to investors could suffer. We provide more information about the risks inherent in directly owning real property under “Risk Factors – Risks Related to Our Assets – Our real estate assets are subject to risks particular to real property, which may adversely affect our returns form certain assets and our ability to make distributions to our stockholders” in our 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference into this prospectus supplement. If we foreclose on and come to own property, our financial performance and returns to investors could suffer.

A portion of the assets in the Portfolio are mezzanine loans which involve greater risks of loss than senior loans secured by income-producing properties.

          A portion of the assets in the Portfolio are mezzanine loans, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan or equity, or in the event a borrower files bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some or all of our initial investment. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Our Manager’s and third party service providers’ due diligence of the Portfolio may not reveal all of the liabilities or negative conditions associated with the assets in the Portfolio, which could lead to losses.

          Our Manager has assessed various factors and characteristics that are material to the performance of the Portfolio. In making the assessment and otherwise conducting customary due diligence, our Manager will rely on the resources and information available to it. There can be no assurance that our Manager’s due diligence process will uncover all relevant facts or risks. It is possible that negative conditions will be revealed after the Acquisition that adversely affect the value of our portfolio and financial performance.

A portion of the assets in the Portfolio are loans having a subordinated security interest in the applicable underlying collateral (often referred to as B Notes, C Notes, or as Subordinated Notes), and thus are subject to additional risks related to this junior position and the privately negotiated structure and terms of the particular transaction.

          A portion of the assets in the Portfolio are B Notes and C Notes, or other Subordinate Notes. A Subordinate Note is a mortgage loan typically (1) secured by a first mortgage on a single large commercial property or group of related properties and (2) subordinated to an A Note (and in the case of a C Note, subordinated to a B Note, and so forth) secured by the same first mortgage on the same collateral. As a result, if a borrower defaults, there may not be sufficient funds remaining for Subordinate Note holders after payment to more senior note holders. Further, because each transaction is privately negotiated, Subordinate Notes vary in their structural characteristics and subordination terms and risks. For example, the rights of holders of Subordinate Notes to control the collection and/or foreclosure process following a borrower default varies from transaction to transaction. Significant losses related to our Subordinate Notes would result in operating losses for us and may limit our ability to make distributions to our stockholders.

If our Manager has overestimated the yields or incorrectly priced the risks of the Portfolio, we may experience losses.

          Our Manager has valued the Portfolio based on expected yields and risks, taking into account estimated future losses on the mortgage loans and the underlying collateral, and the estimated impact of these losses on expected future cash flows and returns. Our Manager’s loss estimates may not prove accurate, as actual results may vary from estimates. In the event that our Manager has underestimated the asset level losses relative to the price we pay for a particular asset in the Portfolio, we may experience losses with respect to such asset.

The lack of liquidity of the Portfolio assets may adversely affect our business.

          The illiquidity of the assets in the Portfolio may make it difficult for us to sell these assets if the need or desire arises. Certain assets such as Subordinate Notes, mezzanine loans and other loans are also particularly illiquid assets due to their short life, their potential unsuitability for securitization and the greater difficulty of recovery in the event of a borrower’s default. Moreover, turbulent market conditions, such as those recently experienced, could significantly and negatively impact the liquidity of assets in the Portfolio. A lack of liquidity would make it difficult or impossible to obtain third party pricing on the assets we purchase. Illiquid assets typically experience greater price volatility, as a ready market does not exist, and the assets can be more difficult to value. In addition, validating third party pricing for illiquid assets may be more subjective than for more liquid assets. As a result, if we are required to quickly monetize one or more illiquid assets, we may realize significantly less than the value at which we have previously recorded those assets. Further, we may face other restrictions on our ability to liquidate an asset in a business entity to the extent that we or our Manager has or could be attributed with material, nonpublic information regarding such business entity. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

The Acquisition will significantly increase the size and change the mix of our portfolio of assets, and we may be unable to successfully integrate the new assets or manage our growth effectively, which could have a material adverse effect on our results of operations and financial condition.

          We intend to use a significant amount of the proceeds from this offering to consummate the Acquisition. The Acquisition will significantly increase the size and change the mix of our portfolio of assets, and we may use any remaining proceeds from this offering to acquire additional assets which would further increase the size of our portfolio. We may be unable to successfully and efficiently integrate the newly-acquired assets into our existing portfolio or otherwise effectively manage our assets or our growth effectively (including incurring higher operating costs). We may prove to lack the resources required to effectively manage our assets, particularly to the extent the assets become stressed. Under these circumstances, our results of operations and financial condition may be materially adversely affected.

Conflicts of interest exist with respect to certain underwriters of this offering.

          We are purchasing the Portfolio from affiliates of Barclays Capital Inc., one of the underwriters of this offering. Therefore, conflicts of interest could exist because affiliates of Barclays Capital Inc. are expected to receive benefits (in particular, receipt from us of the purchase price in the Acquisition) from this offering in addition to the underwriting discounts and commissions described in this prospectus supplement. Further, Credit Suisse Securities (USA) LLC, one of the underwriters of this offering, is acting as our financial advisor in connection with the Acquisition. RCap Securities, Inc., one of the underwriters of this offering, is a wholly-owned subsidiary of Annaly, our largest shareholder. See “Underwriting.”

Risk Related to Recent Unsolicited Acquisition Proposal

Starwood Property Trust, Inc.’s offer creates certain risks for our equity investors.

          Starwood Property Trust, Inc.’s (“Starwood”) unsolicited offer to acquire us and our board’s decision to decline that offer creates certain risks for current and future investors in our common stock. Our board’s decision to decline the offer may be negatively received by our existing shareholders, which could result in negative consequences for us and have an adverse effect on our future stock price. It is possible that we end up in protracted interactions with Starwood, which could be costly and could divert our management’s time and attention from the operation of our business. Further, investors should not assume that Starwood’s offer is an indication that it, or any other party, will seek to acquire us in the future, and investors should not ascribe incremental value to our shares as a result of the Starwood offer.

Risks Related To Our Business

Our reserves for loan losses may prove inadequate, which could have a material adverse effect on our financial results.

          We maintain financial reserves to protect against potential losses and conduct a review of the adequacy of these reserves on a quarterly basis. Our reserves reflect management’s current judgment of the probability and severity of losses within our overall portfolio, based on this quarterly review. However, estimation of ultimate loan losses, projected expenses and loss reserves is a complex process and there can be no assurance that management’s judgment will prove to be correct and that reserves will be adequate over time to protect against future losses. Such losses could be caused by factors including, but not limited to, unanticipated adverse changes in the economy or events adversely affecting specific assets, co-venturers, borrowers, industries in which our borrowers operate or markets in which our borrowers or their properties are located. In particular, some of the loans we will acquire in the Acquisition may become non-performing in the future in part because of the weak economy and the disruption of the credit markets which have adversely impacted the ability and willingness of many borrowers to service their debt and refinance loans at maturity. If our reserves for credit losses prove inadequate we may suffer additional losses which would have a material adverse effect on our financial performance and results of operations.

We may suffer losses when a borrower defaults on a loan and the underlying collateral value is less than the amount due.

          If a borrower defaults on a non-recourse loan, we will only have recourse to the real estate-related assets collateralizing the loan. If the underlying collateral value is less than the loan amount, we will suffer a loss. Some of our loans are unsecured or are senior only to equity interests in the borrowing entities. These loans are subject to the risk that other lenders in the capital structure may be directly secured by the real estate assets of the borrower or may otherwise have a superior right to repayment. Upon a default, those collateralized lenders would have priority over us with respect to the proceeds of a sale of the underlying real estate. In cases described above, we may lack control over the underlying asset collateralizing our loan or the underlying assets of the borrower before a default, and, as a result, the value of the collateral may be reduced by acts or omissions by owners or managers of the assets. In addition, the value of the underlying real estate may be adversely affected by some or all of the risks referenced above with respect to our owned real estate.

          Some of our loans are backed by individual or corporate guarantees from borrowers or their affiliates. If these guarantees are not fully or partially secured, we typically rely on financial covenants from borrowers and guarantors, which are designed to require the borrower or guarantor to maintain certain levels of creditworthiness. Where we do not have recourse to specific collateral pledged to satisfy such guarantees, we will only have recourse as an unsecured creditor to the general assets of the borrower or guarantor, some or all of which may be pledged as collateral for other lenders. There can be no assurance that a borrower or guarantor will comply with its financial covenants, or that sufficient assets will be available to pay amounts owed to us under our loans and guarantees. As a result of these factors, we may suffer additional losses which could have a material adverse effect on our financial performance.

          Upon a borrower bankruptcy, we may not have full recourse to the assets of the borrower to satisfy our loan. In addition, certain of our loans are subordinate to other debt of certain borrowers. If a borrower defaults on our loan or on debt senior to our loan, or upon a borrower bankruptcy, our loan will be satisfied only after the senior debt receives payment. Where debt senior to our loan exists, the presence of intercreditor arrangements may limit our ability to amend our loan documents, assign our loans, accept prepayments, exercise our remedies (through “standstill” periods) and control decisions made in bankruptcy proceedings. Bankruptcy and borrower litigation can significantly increase collection costs and the time needed for us to acquire title to the underlying collateral (if applicable), during which time the collateral and/or a borrower’s financial condition may decline in value, causing us to suffer additional losses.

          If the value of the collateral underlying a loan declines or interest rates increase during the term of a loan, a borrower may not be able to obtain the necessary funds to repay our loan at maturity through refinancing because the underlying property revenue cannot satisfy the debt service coverage requirements necessary to obtain new financing. If a borrower is unable to repay our loan at maturity, we could suffer additional loss which may adversely impact our financial performance.

We are subject to additional risks associated with loan participations.

          Some of our loans are participation interests or co-lender arrangements in which we share the rights, obligations and benefits of the loan with other lenders. We may need the consent of these parties to exercise our rights under such loans, including rights with respect to amendment of loan documentation, enforcement proceedings upon a default and the institution of, and control over, foreclosure proceedings. Similarly, certain participants may be able to take actions to which we object but to which we will be bound if our participation interest represents a minority interest. We may be adversely affected by this lack of control.

USE OF PROCEEDS

          We estimate that our net proceeds from this public offering of our shares of common stock, after deducting the underwriting discount, our unpaid expenses incurred in connection with the Acquisition, and our estimated offering expenses, will be approximately $539.4 million. We estimate that our net proceeds will be approximately $620.9 million if the underwriters fully exercise their over-allotment option.

          Concurrent with this offering, we also expect to sell 5,000,000 shares of our common stock to Annaly in a private placement at the same price per share as the price to the public in this offering. No underwriting discount is payable in connection with the sale of shares to Annaly. We estimate that the additional proceeds to us resulting from the concurrent private placement will be approximately $57.5 million. The concurrent private placement is conditioned on our closing of this offering.

          We intend to use approximately $586.0 million of the net proceeds from this offering and the concurrent private placement to acquire a portfolio of 30 commercial real estate assets, including commercial mortgage loans, subordinate notes and mezzanine loans, relating to 17 underlying properties or groups of properties from Barclays Capital Real Estate Inc. and certain of its affiliates (which are affiliates of Barclays Capital Inc., one of the underwriters of this offering). See “Underwriting – Other Relationships.”

          The closing of the Acquisition is subject to a number of conditions precedent and may not occur (and this offering and the concurrent private placement are not conditioned on the closing of the Acquisition). In addition, it is possible that one or more assets in the Portfolio may not ultimately be transferred to us (because, among other possible reasons, required consents from third parties are not obtained). Under the circumstances described above, we intend to deploy the proceeds that would have been used to acquire those assets in the manner described below. The Portfolio, the terms of the Acquisition and certain risks related thereto are more fully described under the caption “The Acquisition” and “Risk Factors” in this prospectus supplement.

          We will use the remaining net proceeds from this offering and the concurrent private placement to acquire CMBS, commercial real estate loans, commercial real estate-related securities, commercial real property, and various other commercial real estate asset classes and Agency RMBS. If we acquire Agency RMBS, we expect to employ leverage on these assets through repurchase agreements. We may also use the proceeds for other general corporate purposes such as repayment of outstanding indebtedness and working capital. Our allocation decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different interest rate, economic and credit environments. Furthermore, there is no assurance upon the completion of this offering that we will not allocate the proceeds from this offering, other than for the Portfolio, in a different manner among our targeted assets from time to time. We may change our strategy and policies without a vote of our stockholders.

          Pending any such uses, we may invest the net proceeds from this offering and the concurrent private placement in interest-bearing short-term investments, including money market accounts that are consistent with our treatment as a REIT, or acquire Agency RMBS. If we acquire Agency RMBS, we expect to employ leverage on these assets through repurchase agreements. These investments are expected to provide a lower net return than we otherwise hope to achieve with the proceeds of this offering. To the extent we raise more proceeds in this offering, we will purchase more target assets. To the extent we raise less proceeds in this offering, we will make fewer asset acquisitions.

PRICE RANGE OF COMMON STOCK AND DISTRIBUTIONS

          Our common stock trades on the NYSE under the symbol “CXS”. On March 28, 2011 the closing price of our common stock was $12.15.

          The following table sets forth the high and low sales price per common share and cash distributions declared per common share during each fiscal quarter of our current fiscal year and our prior two fiscal years.

	High	Low	Cash Distributions Declared Per Common Share

2011
First quarter (through March 28, 2011)	$13.51	$11.50	$.23	(1)
2010
Fourth quarter	13.22	12.02	.22
Third quarter	12.89	11.75	.17
Second quarter	13.82	12.13	.12
First quarter	14.96	13.20	.07
2009
Fourth quarter	14.51	13.13	—
Third quarter(2)	$15.00	$14.26	—

(1) Purchasers in this offering and the concurrent private placement will not participate in this quarterly distribution.
(2) Information provided only for the period from September 16, 2009 to September 30, 2009, as our common stock did not begin trading publicly until September 16, 2009.

          On March 10, 2011, our board of directors declared a quarterly distribution of $0.23 per share of our common stock. This dividend will be paid on April 21, 2011 to common stockholders of record on March 21, 2011. Purchasers in this offering and the concurrent private placement will not participate in this quarterly distribution.

          We have not established a minimum distribution payment level on our common stock and our ability to pay distributions on our common stock may be adversely affected as a result of the risks set forth under the caption “Risk Factors” in this prospectus supplement, in the accompanying prospectus, and beginning on page 8 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated by reference in the accompanying prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time.

THE ACQUISITION

Asset Purchase Agreement

               The description of the Asset Purchase Agreement below is not complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the Asset Purchase Agreement is filed as Exhibit 2.1 to our current report on Form 8-K filed with the SEC on March 21, 2011 and is incorporated by reference into this prospectus supplement.

          Sale and Purchase of the Portfolio. On March 18, 2011, we entered into the Asset Purchase Agreement with Barclays Capital Real Estate Inc. and certain of its affiliates (collectively referred to as the Seller, which are affiliates of Barclays Capital Inc., one of the underwriters of this offering). Pursuant to the Asset Purchase Agreement, the Seller agreed to sell, and we have agreed to purchase, a portfolio of 30 commercial real estate assets, including commercial mortgage loans, subordinate notes and mezzanine loans, relating to 17 underlying properties or groups of properties. The aggregate purchase price of the Portfolio is approximately $586.0 million, payable in cash, which will be adjusted based on the outstanding principal balance due at the closing of each asset in the Portfolio. We expect to consummate the Acquisition on or before April 11, 2011 (and may consummate supplemental closings with respect to any “failed condition asset” as described below).

          Representations and Warranties; Covenants. The Acquisition is primarily on an “as is, where is” basis, which means we are buying the assets in the Portfolio as they are with limited representations and warranties being made by the Seller with respect to the condition of the assets and the properties underlying certain of those assets. During the period between signing the Asset Purchase Agreement and closing the Acquisition, the Seller has agreed to service and administer the Portfolio prudently and in a manner consistent with its past practices. The Seller has further agreed that it will not pledge, sell, grant transfer or convey any Portfolio assets to anybody but us until August 1, 2011 (which is the outside date to consummate the purchase of any “failed condition asset”).

          Closing Conditions and Termination; Failed Condition Assets. The closing of the Acquisition is subject to certain closing conditions, including, among others, (i) the pricing of this offering and that the combined net proceeds generated by this offering and the concurrent private placement are sufficient to acquire the Portfolio; (ii) the ongoing satisfaction of certain representations and warranties; (iii) the receipt of certain third party consents; (iv) the Seller’s performance of its material obligations under the Asset Purchase Agreement; (v) the consummation of the Acquisition not being prohibited or prevented by any court, or government authority; and (vi) no material new litigation being commenced regarding the Portfolio assets. Upon the failure of any closing condition, the parties thereto may in certain instances terminate the Asset Purchase Agreement (subject to certain rights afforded to a breaching party’s ability to cure breaches of certain representations) or waive the condition.

          In addition, the parties may determine that certain closing conditions, such as receipt of required consents or the accuracy of certain representations, have not been met at the time of the initial closing of the Acquisition with respect to certain assets (referred to as “failed condition assets”). The parties may nevertheless close the Acquisition (with the failed condition assets not being transferred to us) and use commercially reasonable efforts to satisfy the unsatisfied conditions as soon as possible thereafter. If at any time prior to August 1, 2011, the conditions are satisfied with respect to a failed condition asset, the parties will hold a supplemental closing with respect to such asset. The parties have agreed to hold in escrow certain transfer documents and, under some circumstances, funds, related to any failed condition asset pending any supplemental closing. Under some circumstances, we may receive a credit against the purchase price with respect to a failed condition asset that is subsequently transferred to us.

          Indemnification; Limitations on Liability. The parties have agreed to indemnify one another for customary events and/or conditions, including breaches of representations, warranties and covenants. Certain indemnification obligations of the Seller are limited to losses in excess of $10.0 million and are capped, in the aggregate, at $82.1 million. These monetary limitations, however, do not limit our ability to recover for actual fraud and intentional material misrepresentation.

The Portfolio

          The Portfolio consists of 30 commercial real estate assets, including commercial mortgage loans, subordinate notes and mezzanine loans, relating to 17 underlying properties (referred to as Related Properties). As of March 16, 2011, these assets had an unpaid principal balance of approximately $738.5 million. As of March 16, 2011, with respect to each of four Related Properties, the unpaid principal balance of the related assets exceeded ten percent of the aggregate unpaid principal balance of the Portfolio, and collectively, these assets represented approximately

45.3% (or approximately $334.2 million) of the total unpaid principal balance of the Portfolio. As of March 16, 2011, the five largest asset positions, aggregating assets by Related Properties, constituted approximately 54.1% (or approximately $399.4 million) of the total unpaid principal balance of the Portfolio. However, as of that date, the current value of only one asset represented ten percent or more (approximately 10.8%) of the estimated aggregate current value of the Portfolio. Most of the assets are variable rate loans that bear interest at LIBOR plus a margin. To mitigate risk to the borrowers, the Seller required certain borrowers to enter into LIBOR cap agreements with third parties. To the extent the documents underlying the assets give us the right to do so, we would expect to continue these requirements.

          The assets were originated over a period from 2004 to 2009 with the majority (approximately 85.7% by unpaid principal balance as of March 16, 2011) originated in 2006 and 2007. Since origination, however, certain of the assets have undergone modifications, such as extensions of maturity date and changes in financial covenants. With respect to assets in the Portfolio that are subordinate in nature (that is, junior participation interests or B Notes), in most instances, we are also acquiring other related assets that include the senior interest. As of March 16, 2011, all of the assets were current as to payments of interest. Principal on the assets is due on the applicable maturity date, and 15 assets with an aggregate unpaid principal balance of $418.8 million, as of March 16, 2011, mature in 2011.

The following table summarizes the Portfolio as of March 16, 2011 ($ in millions).

Unpaid principal balance	$ 738.5
Weighted average coupon rate on Portfolio(1)	2.81%
Weighted average original term (years)	4.5 years
Weighted average remaining term (years)	1.1 years

(1) With respect to the floating rate assets, assumes a LIBOR rate of 0.25%.

               The following table summarizes the Portfolio by asset types as of March 16, 2011 ($ in millions).

Type of Asset	Number of Assets	Current Balance	Weighted Average Coupon Rate(1)	% of Total

Mortgage Loans	12	$478.2	2.74%	64.7%
Subordinate Notes	8	80.9	2.77%	11.0%
Mezzanine Loans	10	179.4	3.02%	24.3%

Total	30	$738.5		100.0%

(1) With respect to the floating rate assets, assumes a LIBOR rate of 0.25%.

               The following table summarizes the Portfolio by underlying property type as of March 16, 2011 ($ in millions).

Property Type	Number of Assets	Current Balance	% of Total

Hotel	9	$352.7	47.8%
Office	10	117.4	15.9%
Condo	4	33.7	4.6%
Multi-family	6	232.9	31.5%
Retail	1	1.8	0.2%

Total	30	$738.5	100.0%

          As of March 16, 2011, the assets in the Portfolio had the following geographic characterizations ($ in millions).

Geography	Number of Assets	Current Balance	% of Total

Various(1)	10	$222.5	30.1%
NY	9	235.6	31.9%
CA	4	128.3	17.4%
NJ	3	13.1	1.8%
Offshore	1	46.0	6.2%
DC	1	3.0	0.4%
TX	1	44.0	6.0%
GA	1	46.0	6.2%

Total	30	$738.5	100.0%

(1) These assets are secured by portfolios of properties located across multiple states.

          As of March 16, 2011, the assets in the Portfolio had the following origination date characteristics ($ in millions).

Year of Origination	Number of Assets	Current Balance	% of Total

2004	2	$4.8	0.7%
2005	6	56.4	7.6%
2006	15	393.0	53.2%
2007	6	240.3	32.5%
2008	—	—	—
2009	1	44.0	6.0%

Total	30	$738.5	100.0%

          As of March 16, 2011, the assets in the Portfolio had the following maturity date characteristics ($ in millions).

Year of Maturity	Number of Assets Maturing	Current Balance	% of Total

2011	15	$418.8	56.7%
2012	13	206.2	27.9%
2013	—	—	—
2014	2	113.5	15.4%

Total	30	$738.5	100.0%

MANAGEMENT

          We are externally managed by Fixed Income Discount Advisory Company, which we refer to as FIDAC or our Manager, an investment advisor registered with the Securities and Exchange Commission. Our Manager is responsible for administering our business activities and day-to-day operations pursuant to a management agreement with us. All of our officers are employees of our Manager or its affiliates. Our Manager has a well-respected and established portfolio of management resources for each of our targeted asset classes and a sophisticated infrastructure supporting those resources, including professionals focusing on residential and commercial mortgage loans, Agency and non-Agency RMBS, CMBS and other asset-backed securities. We also benefit from our Manager’s finance and administration functions, which address legal, compliance, investor relations, and operational matters, including portfolio management, trade allocation and execution, securities valuation, risk management and information technology in connection with the performance of its duties.

          In addition, our Manager has an investment committee comprised of our Manager’s senior professionals consisting of Michael Farrell, Wellington Denahan-Norris, Jeremy Diamond, Ronald Kazel, James Fortescue, Kristopher Konrad, Rose-Marie Lyght, Matthew Lambiase, Eric Szabo and Kevin Keyes to advise and consult with our Manager’s senior management team with respect to our asset acquisition policies, portfolio holdings, financing and leveraging strategies and asset guidelines.

          Our Executive Officers

          The following sets forth certain information with respect to our executive officers.

Name	Age	Position Held with our Manager

Kevin Riordan	55	Managing Director
Robert Karner	49	Executive Vice President
Robert Restrick	46	Executive Vice President
Jeffrey Conti	52	Executive Vice President
Daniel Wickey	44	Executive Vice President, Accounting

          Kevin Riordan is our President and Chief Executive Officer, and one of our Class II Directors and has been our President and Chief Executive Officer and a member of our board of directors since June 2009. He is also a Managing Director for both FIDAC and Annaly. Mr. Riordan joined FIDAC and Annaly in May 2008 as a Director and became a Managing Director for FIDAC and Annaly in June 2009. In his over 25 years of experience, Mr. Riordan held various positions in the financing, investing and securitization of commercial real estate. From February 2007 to April 2008, Mr. Riordan was a portfolio manager with Dominion Capital Management LLC. Prior to joining Dominion Capital Management LLC, Mr. Riordan spent over 20 years with TIAA-CREF. At TIAA-CREF, he was a group managing director, responsible for the oversight of their multi-billion commercial real estate securities portfolio, which included CMBS and collateralized debt obligation (CDO) securities, REIT debt, REIT common and preferred stock, and the origination of small balance commercial mortgage loans. Mr. Riordan is a CPA and received a Bachelors Degree in accounting from Rutgers-Newark College of Arts and Sciences and an M.B.A. in finance from Seton Hall University.

          Robert Karner is our Head of Investments and an Executive Vice President for FIDAC. Before joining FIDAC in August 2009, Mr. Karner most recently served as an Executive Director and Co-head of Morgan Stanley’s domestic CMBS Syndication desk from 2006-2008 with responsibilities for the marketing and distribution of the CMBS and commercial real estate CDO production to a wide variety of investors. Prior to commencing his employment on Morgan Stanley’s CMBS desk in 1998, Mr. Karner held a variety of positions as a CMBS portfolio manager at Allstate Insurance Company, project manager with GE Capital and commercial mortgage originator with the Principal Financial Group. Mr. Karner has a Bachelor of Business Administration in Finance and an MS in Real Estate from the University of Wisconsin. Mr. Karner serves on the advisory board of the Graaskamp Center for Real Estate at the University of Wisconsin. He currently chairs the portfolio lenders forum of CREFC.

          Robert Restrick is an Executive Vice President for us and FIDAC. Mr. Restrick joined FIDAC in April 2010. From 2008 to 2010, Mr. Restrick served as Head of Structured Products Group and Portfolio Management for CWCapital Investments LLC with responsibilities for managing the investment management platform and overseeing commercial real estate loans and investments. From 2004 to 2010, Mr. Restrick served as a Senior Managing Director of CWCapital Investments LLC and from 2004 to 2008 was Co-Head of the Capital Markets Conduit of CWCapital Investments LLC. Prior to commencing his employment with CWCapital Investments LLC,

Mr. Restrick was a Senior Vice President of GMAC Commercial Capital from 1998 to 2004. Mr. Restrick has also held a variety of positions related to CMBS investments and research at Pentalpha Capital, LLC, Smith Barney and Morgan Stanley. Mr. Restrick has a Bachelor of Arts in Political Science and Economics from Bucknell University and an MBA in Finance from the Rutgers University, Graduate School of Management.

          Jeffrey Conti is our Head of Commercial Underwriting and an Executive Vice President for FIDAC. Mr. Conti joined FIDAC in June 2009 and has served as Executive Vice President and our Head of Underwriting since that time. Before joining FIDAC, Mr. Conti spent two years with Prudential Real Estate Investors, where he was a Vice President responsible for real estate equity originations, transaction structuring and asset management. Prior to joining Prudential Real Estate Investors, Mr. Conti was a Managing Director in the Fixed Income and Real Estate Group of TIAA-CREF where he was a Regional Head of Commercial Mortgage Originations. Over his 20-year career at TIAA-CREF, Mr. Conti also served in various capacities in real estate acquisitions, portfolio management, loan surveillance and restructuring, and the loan closing process. Mr. Conti received a Bachelors Degree in accounting from Rider College and a Diploma in real estate from New York University.

          Daniel Wickey is our Chief Financial Officer and Secretary. He also serves as Executive Vice President of Accounting for FIDAC and Annaly. He is also Treasurer for Merganser Capital Management Inc. and has served in this role since October 2008. He joined FIDAC and Annaly in June 2004 as Vice President. Mr. Wickey heads the accounting team for FIDAC and assists in accounting for Annaly. Prior to joining the companies he was at Pershing LLC as an Accounting Supervisor in the Corporate Accounting group from 1996 to 2004. Mr. Wickey has a Bachelors Degree in business studies from Richard Stockton State College.

ADDITIONAL FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion supplements the discussion under the heading “Certain Federal Income Tax Considerations” in the accompanying prospectus and the discussion in “Tax Risks” in our Annual Report on Form 10-K. Terms used in this section but not defined in this section have the meanings ascribed to them elsewhere in this prospectus supplement or in “Certain Federal Income Tax Considerations” in the accompanying prospectus. You should refer to the discussion in the accompanying prospectus under “Certain Federal Income Tax Considerations” for a discussion of the tax consequences of our election to be taxed as a REIT and the tax consequences to beneficial owners of shares of our common stock.

Limitation on Our Ability to Use Built-In Losses

          We expect that, immediately prior to completion of the offering described herein, we will have a net unrealized built-in loss within the meaning of Section 382(h)(3) of the Code. By that we mean that the aggregate adjusted basis of our assets will exceed the fair market value of our assets by more than $10 million immediately prior to completion of the offering. We also expect that, as a result of completion of the offering and the concurrent private placement, we will undergo an ownership change within the meaning of Section 382(g) of the Code. As a result, following completion of the offering, our ability to offset income and gain from the sale or disposition of our assets with certain losses we recognize that are attributable to assets we held prior to completion of the offering may be limited.

          In particular, if during the five-year period following completion of the offering we were to sell an asset that we held prior to completion of the offering, and if that asset had, at the time of completion of the offering, an adjusted basis in excess of its fair market value, then our ability to use any loss we recognized with respect to that asset to the extent of such excess could be limited. For any taxable year, the limitation imposed by Section 382(b) of the Code would equal the aggregate value of our common stock immediately before completion of the offering multiplied by the long-term tax-exempt rate. The long-term tax exempt rate is published monthly by the IRS. For example, for the month of March, 2011, the long-term tax-exempt rate was 4.55%. Any loss we sustain in excess of the above-described limit may be carried forward. You should be aware, however, that in the case of capital losses, we are limited to a five-year carry-forward period, after which such losses will expire. We cannot carry such losses back to prior years.

Extension of Preferential Tax Rates

          The Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) reduced various tax rates. The accompanying prospectus, under “Certain Federal Income Tax Considerations,” states that the reduced tax rates for long-term capital gains as well as the application of the 15% U.S. federal income tax rate for qualified dividend income were scheduled to sunset at the end of 2010 such that all applicable rates would revert to their prior levels. However, the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010 extended the rate reductions and preferential treatment for qualified dividend income made by EGTRRA for an additional two years.

Taxable Stock Dividends
          Although we have always paid and intend to continue to pay dividends solely in cash, we may distribute taxable dividends that are payable in cash and shares of our common stock at the election of each stockholder. Under Revenue Procedure 2010-12, up to 90% of any such taxable dividend for 2010 and 2011 could be payable in our stock (including dividends paid after the close of the year to which they relate). Taxable U.S. stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. stockholder may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, and we may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy any withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.

          Further, because Revenue Procedure 2010-12 applies only to taxable dividends payable in cash or stock in 2010 and 2011, it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years.

UNDERWRITING

          Under the terms and subject to the conditions contained in an underwriting agreement among us and the underwriters, dated March 28, 2011, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the number of shares of our common stock listed opposite their names below. Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Deutsche Bank Securities Inc. are acting as representatives of the underwriters.

Name	Number of Shares

Credit Suisse Securities (USA) LLC	11,250,000
Barclays Capital Inc.	10,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	7,500,000
Deutsche Bank Securities Inc.	7,500,000
J.P. Morgan Securities LLC	3,500,000
Morgan Stanley & Co. Incorporated	3,500,000
UBS Securities LLC	3,500,000
Wells Fargo Securities, LLC	2,000,000
RCap Securities, Inc.	500,000

Total	50,000,000

          The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

          We have granted the underwriters a 30-day option exercisable to purchase on a pro rata basis up to 7,500,000 common shares at the public offering price less underwriting discounts and commissions. This option may be exercised only to cover over-allotments of common stock.

          We estimate that our unpaid expenses incurred in connection with the Acquisition and our estimated offering expenses to be approximately $4.0 million.

          The following table summarizes the compensation and estimated expenses we will pay in connection with the offering (but not the Acquisition).

	Per Share		Total

	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment

Underwriting Discounts and Commissions paid by us	$0.6325	$0.6325	$31,625,000	$36,368,750
Expenses payable by us	$0.0080	$0.0070	$400,000	$400,000

          The representatives of the underwriters have advised us that the underwriters propose to offer the common shares directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $0.3795 per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

          We and our Manager have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

          Pursuant to certain “lock-up” agreements, we, our executive officers and directors, and Annaly have agreed, subject to certain exceptions, not to offer, sell, contract to sell, pledge, or otherwise dispose of, directly or indirectly, any common shares or securities convertible into or exercisable or exchangeable for any common shares without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 90 days after the date of this prospectus supplement (the “Lock-up Period”). Specifically, we and these other persons have agreed, with certain exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock; or

•

enter into any swap or other derivatives transaction that transfers, in whole or in part, the economic consequences of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

          This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The Lock-up Period will be automatically extended if during the last 17 days of the Lock-up Period we issue an earnings release or material news or a material event, relating to us occurs, or prior to the expiration of the Lock-up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of material event unless such extension is waived in writing by Credit Suisse Securities (USA) LLC.

          Credit Suisse Securities (USA) LLC, in its sole discretion, may release the common shares and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common shares and other securities from lock-up agreements, Credit Suisse Securities (USA) LLC will consider, among other factors, the holder’s reasons for requesting the release, the number of common shares and other securities for which the release is being requested and market conditions at the time.

          In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

          These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of the common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

          A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

          Our common shares are listed on the NYSE under the symbol “CXS.”

          In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the total of all items constituting underwriting compensation to be received by any FINRA member or other broker-dealer participating in any offering made pursuant to the prospectus of which this prospectus supplement forms a part will not exceed 8% of the amount of such offering.

Selling Restrictions

European Economic Area

          In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus may not be made to the public in that relevant member state other than:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative; or

•

in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

          For purposes of this provision, the expression an “offer of shares to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

          We have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of us, or the underwriters.

United Kingdom

          This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom.

          Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Switzerland

          This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a and/or 1156 of the Swiss Code of Obligations. The shares will not be listed on the SIX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of the SIX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e., to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by the issuer from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without express consent of the issuer. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Hong Kong

          The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made under that Ordinance.

Japan

          No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the shares. The shares are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No. 14, as amended) (“QIIs”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the shares in this offer may not transfer or resell those shares except to other QIIs.

Korea

          The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chapter 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

          (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

          (i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

          (ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interests are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

          (iii) where no consideration is or will be given for the transfer; or

          (iv) where the transfer is by operation of law.

          By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

          Other Relationships

          Certain of the underwriters and/or their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial and investment banking services for us and our affiliates, in the ordinary course of their business. They have received, and may in the future expect to receive, customary compensation and expense reimbursement for these various financial advisory, commercial and investment banking transactions. The underwriters may in the future perform investment banking and advisory services for us from time to time for which they expect to receive customary fees and expense reimbursement.

          Credit Suisse Securities (USA) LLC is acting as our financial advisor in connection with the Acquisition.

          Affiliates of Barclays Capital Inc. are the Seller under the Asset Purchase Agreement. We intend to use approximately $586.0 million of the net proceeds from this offering and the concurrent private placement to acquire the Portfolio from these affiliates of Barclays Capital Inc. We describe the terms of our agreement with these affiliates of Barclays Capital Inc. under “The Acquisition.”

          RCap Securities, Inc., an underwriter in this offering, is a wholly-owned subsidiary of Annaly, our largest shareholder. Concurrently with this offering, we are selling 5,000,000 shares of our common stock to Annaly in a private placement at the same price per share as the price to the public in this offering. After taking into account this offering and the concurrent private placement, we expect Annaly will beneficially own 13.0% of our outstanding common stock (assuming the underwriters do not exercise their overallotment option in connection with this offering). FIDAC, our Manager, is also a wholly-owned subsidiary of Annaly. Pursuant to the terms of our management agreement with FIDAC, it manages our business in conformity with the policies and investment guidelines that are approved and monitored by our board of directors, and we pay FIDAC a quarterly fee in connection with such services. We also reimburse FIDAC for certain expenses incurred on our behalf. We have also entered into an Administrative Services Agreement with RCap Securities, Inc. whereby RCap provides general administrative services in connection with the purchase, sale and financing of loans and securities.

LEGAL MATTERS

          Certain legal matters relating to this offering will be passed upon for us by K&L Gates LLP, Washington, D.C. In addition, the description of U.S. federal income tax consequences contained in “Additional Federal Income Tax Considerations” in this prospectus supplement and in the section of the accompanying prospectus entitled “Certain Federal Income Tax Considerations” is based on the opinion of K&L Gates LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

PROSPECTUS

Common Stock, Preferred Stock, Warrants, Stockholder Rights, Debt Securities, and Units

          By this prospectus, we may offer, from time to time,

▪	shares of our common stock,

▪	shares of our preferred stock,

▪	warrants to purchase shares of our common stock or preferred stock,

▪

rights issuable to our stockholders to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing,

▪	debt securities, which may consist of debentures, notes, or other types of debt, and

▪	units consisting of two or more of the foregoing.

          We will provide specific terms of each issuance of these securities in supplements to this prospectus. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest.

          This prospectus may not be used to consummate sales of these securities unless it is accompanied by a prospectus supplement.

          The New York Stock Exchange lists our common stock under the symbol “CXS.”

          To assist us in qualifying as a real estate investment trust (or REIT) for federal income tax purposes, no person may own more than 9.8% of the outstanding shares of any class of our common stock or our preferred stock, unless our Board of Directors waives this limitation.

          Investing in these securities involves risks. You should carefully consider the information referred to under the heading “Risk Factors” beginning on page 2 of this prospectus.

          We, or the selling securityholders, may sell these securities to or through underwriters, dealers or agents, or directly to investors.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 12, 2010.

TABLE OF CONTENTS

          You should rely only on the information contained in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. This prospectus and any applicable prospectus supplement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by such documents in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such documents. Neither the delivery of this prospectus or any applicable prospectus supplement nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or in our affairs since the date of this prospectus or any applicable prospectus supplement.

This prospectus contains, and any applicable prospectus supplement may contain, summaries of certain provisions contained in some of the documents described herein and therein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part and you may obtain copies of those documents as described below under “Where You Can Find More Information on CreXus.”

i

ABOUT THIS PROSPECTUS

          This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus, in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities under this prospectus, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information on CreXus.”

          You should rely on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

          You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

          This prospectus contains summary descriptions of the common stock and preferred stock that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

FORWARD-LOOKING STATEMENTS

          We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may,” “would,” “will” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, are forward-looking by their nature:

•	our business and strategy;

•	our projected operating results;

•	our ability to obtain future financing arrangements;

•	financing and advance rates for our targeted assets;

•	general volatility of the markets in which we acquire assets;

•	the implementation, timing and impact of, and changes to, various U.S. Government programs;

•	our expected assets;

•	market trends in our industry, interest rates, the debt securities markets or the general economy;

•	rates of default or decreased recovery rates on our assets;

•	our relationships with our third parties;

•	prepayments of the mortgage and other loans underlying our mortgage-backed or other asset-backed securities;

•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;

•	changes in governmental regulations, tax law and rates and similar matters;

•	our ability to maintain our qualification as a REIT for U.S. federal income tax purposes;

•	our ability to maintain our exemption from registration under the 1940 Act;

•	availability of opportunities in real estate-related and other securities;

•	availability of qualified personnel;

•	estimates relating to our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	interest rate mismatches between our assets and our borrowings used to finance such purchases;

•	changes in interest rates and mortgage prepayment rates;

•	effects of interest rate caps on our adjustable-rate mortgage-backed securities; and

•	use of the proceeds of this offering.

          The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the headings “Prospectus Summary” and “Risk Factors.” “If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

          This summary highlights some of the information in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus. Except where the context suggests otherwise, the terms “CreXus,” “company,” “we,” “us” and “our” refer to CreXus Investment Corp. and its subsidiaries.

Our Company

          We are a specialty finance company that acquires, manages, and finances, directly or through our subsidiaries, commercial mortgage loans and other commercial real estate debt, commercial mortgage-backed securities, or CMBS, and other commercial real estate-related assets. We elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes commencing with our taxable year ending on December 31, 2009. Therefore, we generally will not be subject to federal income tax on our taxable income that is distributed to our stockholders.

          We are externally managed by Fixed Income Discount Advisory Company, which we refer to as our Manager or FIDAC. Our Manager is an investment adviser registered with the Securities and Exchange Commission, or SEC, and is a wholly-owned subsidiary of Annaly Capital Management, Inc., or Annaly, a New York Stock Exchange-listed REIT. Annaly owns approximately 25% of our outstanding shares of common stock.

          Our Manager is responsible for administering our business activities and day-to-day operations. We have no employees other than our officers. Pursuant to the terms of the management agreement, our Manager provides us with our management team, including our officers, along with appropriate support personnel. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. We do not pay any of our officers any cash compensation; rather, we pay our Manager a base management fee pursuant to the terms of the management agreement.

          Our objective is to provide attractive risk-adjusted returns to our investors over the long-term, primarily through dividends and secondarily through capital appreciation. We intend to achieve this objective by acquiring commercial real estate-related assets to construct a portfolio that is designed to achieve attractive risk-adjusted returns and that is structured to comply with the various U.S. federal income tax requirements for REIT status. We expect that the commercial real estate loans we acquire will be high quality fixed and floating rate first mortgage loans secured by commercial properties. We may also acquire subordinated commercial mortgage loans and mezzanine loans. We intend to acquire CMBS which are rated AAA through BBB as well as CMBS that are below investment grade or are non-rated. Other commercial real estate-related securities and other commercial real estate asset classes will consist of debt and equity tranches of commercial real estate collateralized debt obligations, or CRE CDOs, loans to real estate companies including real estate investment trusts, or REITs, and real estate operating companies, or REOCs, commercial real estate securities and commercial real property. In addition, to maintain our exemption from registration under the Investment Company Act of 1940, as amended, or the 1940 Act, we expect to acquire residential mortgage-backed securities, or RMBS, for which a U.S. Government agency such as the Government National Mortgage Association, or Ginnie Mae, or a federally chartered corporation such as the Federal National Mortgage Association, or Fannie Mae, or the Federal Home Loan Mortgage Corporation, or Freddie Mac, guarantees payments of principal and interest on the securities. We refer to these securities as Agency RMBS. We refer to Ginnie Mae, Fannie Mae, and Freddie Mac collectively as the Agencies.

Our Corporate Information

          We are a Maryland corporation formed in January 2008 and commenced operations in September 2009. Our principal executive offices are located at 1211 Avenue of Americas, Suite 2902, New York, New York 10036. Our telephone number is 1-877-291-3453. Our website is http://www.crexusinvestment.com. The contents of our website are not a part of this prospectus. We have included our website address only as an inactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

          Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities. See “Where You Can Find More Information On CreXus,” below.

USE OF PROCEEDS

          Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of any securities offered by this prospectus and the related accompanying prospectus supplement for the acquisition of CMBS, commercial real estate loans, commercial real estate-related securities and various other commercial real estate asset classes and Agency RMBS and for other general corporate purposes such as the repayment of outstanding indebtedness, working capital, and other liquidity needs. Pending any such uses, we may invest the net proceeds from the sale of any securities in interest-bearing short-term investments, including money market accounts that are consistent with our intention to qualify as a REIT.

RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS
(UNAUDITED)

          The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends:

	For the period September 16, 2009 (date operations commenced) through December 31, 2009(1)	For the nine months ended September 30, 2010

Ratio of losses to combined fixed charges and preferred stock dividends	(37.77)x (2)	3.00x

(1) The Company had not commenced operations during the six months ended June 30, 2009.
(2) Due to a loss for the period September 16, 2009 (date operations commenced) through December 31, 2009, earnings were insufficient to cover fixed charges by $1.008 million.

          The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings as adjusted by fixed charges and preferred stock dividends (where applicable). For this purpose, earnings consist of net income from continuing operations and fixed charges. We had not issued any preferred stock in any period presented, and therefore, there were no preferred dividends included in our calculation of the ratio of earnings to combined fixed charges and preferred stock dividends for those periods. Fixed charges consist of interest expense.

DESCRIPTION OF EQUITY SECURITIES

General

          Our authorized capital stock consists of 1 billion shares of common stock, par value $.01 per share and up to 100,000,000 shares of preferred stock having a par value of $0.01 per share. As of October 1, 2010, we had 18,120,112 shares of common stock outstanding, not including approximately 194,002 shares of common stock issuable upon the exercise of options granted pursuant to our 2009 Equity Incentive Plan and no shares preferred stock were issued and outstanding. Our board of directors, with the approval of a majority of the entire board of directors and without any action on the part of our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. Under Maryland law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

          All shares of common stock offered hereby will be duly authorized, fully paid and nonassessable. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended.

•	Voting

          Each of our common stockholders is entitled to one vote for each share held of record on each matter submitted to a vote of common stockholders.

          Our by-laws, as amended and restated, provide that annual meetings of our stockholders will be held each calendar year on the date determined by our Board of Directors, and special meetings may be called by a majority of our Board of Directors, our Chairman, a majority of our independent directors, our President or generally by stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast at the meeting. Our articles of incorporation, as amended, may be amended in accordance with Maryland law.

•	Dividends; Liquidation; Other Rights

          Common stockholders are entitled to receive dividends when declared by our Board of Directors out of legally available funds. The right of common stockholders to receive dividends is subordinate to the rights of preferred stockholders or other senior stockholders. If we have a liquidation, dissolution or winding up, our common stockholders will share ratably in all of our assets remaining after the payment of all of our liabilities and the payment of all liquidation and other preference amounts to preferred stockholders and other senior stockholders. Common stockholders have no preemptive or other subscription rights, and there are no conversion rights, or redemption or sinking fund provisions, relating to the shares of common stock.

•	Classification or Reclassification of Common Stock or Preferred Stock

          Our articles of incorporation, as amended, authorize our Board of Directors to reclassify any unissued shares of common or preferred stock into other classes or series of shares, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations, and restrictions on ownership, limitations as to dividends or other distributions, qualifications, and terms or conditions of redemption for each class or series.

Preferred Stock

          The following description sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to our articles of incorporation, as amended, by-laws, as amended and restated, and any articles supplementary to our articles of incorporation, as amended, designating terms of a series of preferred stock. The preferred stock, when issued, will be validly issued, fully paid, and non-assessable. Because our Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, our Board of Directors may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of common stockholders.

          The rights, preferences, privileges and restrictions of each series of preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement, relating to each series, will specify the terms of the preferred stock, as follows:

–	the title and stated value of the preferred stock;

–	the voting rights of the preferred stock, if applicable;

–	the preemptive rights of the preferred stock, if applicable;

–	the restrictions on alienability of the preferred stock, if applicable;

–	the number of shares offered, the liquidation preference per share and the offering price of the shares;

–	liability to further calls or assessment of the preferred stock, if applicable;

–	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation applicable to the preferred stock;

–	the date from which dividends on the preferred stock will accumulate, if applicable;

–	the procedures for any auction and remarketing for the preferred stock;

–	the provision for a sinking fund, if any, for the preferred stock;

–	the provision for and any restriction on redemption, if applicable, of the preferred stock;

–	the provision for and any restriction on repurchase, if applicable, of the preferred stock;

–	any listing of the preferred stock on any securities exchange;

–	the terms and provisions, if any, upon which the preferred stock will be convertible into common stock, including the conversion price (or manner of calculation) and conversion period;

–	the terms under which the rights of the preferred stock may be modified, if applicable;

–	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock;

–	a discussion of certain material federal income tax considerations applicable to the preferred stock;

–	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs;

–

any limitation on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding-up of our affairs; and

–	any limitations on direct or beneficial ownership and restrictions on transfer of the preferred stock, in each case as may be appropriate to preserve our qualification as a REIT.

Description of Securities Warrants

          This section describes the general terms and provisions of the securities warrants that we may offer by this prospectus. The applicable prospectus supplement will describe the specific terms of the securities warrants then offered, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

          We may issue securities warrants for the purchase of common stock or preferred stock, respectively referred to as common stock warrants and preferred stock warrants. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

          If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

–	the offering price;

–

the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;

–	the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;

–	the date on and after which such securities warrants and any related securities will be transferable separately;

–

the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrants and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;

–	the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;

–	federal income tax considerations; and

–	any other material terms of such securities warrants.

          Holders of future securities warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of CreXus.

          If securities warrants for the purchase of preferred stock are offered, the applicable prospectus supplement will also describe the terms of the preferred stock into which the securities warrants are exercisable as described under “Description of Equity Securities—Preferred Stock.”

Description of Rights to Purchase Shares of Common or Preferred Stock

          This section describes the general terms and provisions of the rights to purchase certain of our securities that we may issue to holders of our securities by this prospectus. The applicable prospectus supplement will describe the specific terms of the rights then issued, and the terms and provisions described in this section will apply only to the extent not superseded by the terms of the applicable prospectus supplement.

          We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing. In this prospectus, we refer to such rights as “stockholder rights.” If stockholders rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

          If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

–	record date;

–	subscription price;

–	subscription agent;

–

aggregate number of shares of preferred stock, shares of common stock, warrants, or units purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights or warrants;

–	the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;

–	federal income tax considerations; and

–	other material terms of such stockholder rights.

          In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

          Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of CreXus, except to the extent described in the related prospectus supplement.

Description of Units

          We may issue units consisting of two or more other constituent securities. These units may be issuable as, and for a specified period of time may be transferable only as a single security, rather than as the separate constituent securities comprising such units. The statements made in this section relating to the units are summaries only. These summaries are not complete. When we issue units, we will provide the specific terms of the units in a prospectus supplement. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

          When we issue units, we will provide in a prospectus supplement the following terms of the units being issued:

–	the title of any series of units;

–	identification and description of the separate constituent securities comprising the units;

–	the price or prices at which the units will be issued;

–	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

–	information with respect to any book-entry procedures;

–	a discussion of any material or special United States federal income tax consequences applicable to an investment in the units; and

–	any other terms of the units and their constituent securities.

Transfer Agent and Registrar

          Mellon Investor Services LLC, 480 Washington Blvd., Jersey City, New Jersey 07310, is the transfer agent and registrar for our stock. Its telephone number is (800) 522-6645.

DESCRIPTION OF DEBT SECURITIES

          The following description of debt securities describes general terms and provisions of a series of debt securities to which any prospectus supplement may relate. When we offer to sell a series of debt securities, we will describe the specific terms of the series in the applicable prospectus supplement. If any particular terms of the debt securities of that series or the indenture described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in the applicable prospectus supplement will supersede the terms described in this prospectus.

          We may issue our debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. The debt securities will be our unsubordinated and, unless otherwise expressly stated in the applicable prospectus supplement, unsecured obligations and may be issued in one or more series. If so indicated in the applicable prospectus supplement, we may issue debt securities that are secured by specified collateral.

          The debt securities will be issued under one or more indentures, each to be entered into by us and a trustee. The trustee shall be Wells Fargo Bank, National Association or such other trustee as may be named in the applicable prospectus supplement. Unless otherwise expressly stated in the applicable prospectus supplement, we may issue both secured and unsecured debt securities under the same indenture. Unless otherwise expressly stated or the context otherwise requires, references in this section to the “indenture” and the “trustee” refer to the applicable indenture pursuant to which any particular series of debt securities is issued and to the trustee under that indenture. The terms of any series of debt securities will be those specified in or pursuant to the applicable indenture and in the certificates evidencing that series of debt securities and those made part of the indenture by the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act of 1939.”

          The following summary of selected provisions of the indenture is not complete, and the summary of selected terms of a particular series of debt securities in the applicable prospectus supplement also will not be complete. You should review the form of applicable indenture, the form of any applicable supplemental indenture and the form of certificate evidencing the applicable debt securities, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part or as exhibits to documents which have been or will be incorporated by reference in this prospectus. To obtain a copy of the form of indenture, the form of any such supplemental indenture or the form of certificate for any debt securities, see “Where You Can Find More Information on CreXus” in this prospectus. The following summary and the summary in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the applicable indenture, any supplemental indenture and the certificates evidencing the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus.

          Capitalized terms used in this section and not defined have the meanings assigned to those terms in the indenture. Unless otherwise expressly stated or the context otherwise requires, references in this section to “CreXus,” “we,” “our company,” “us” and “our” and other similar references mean CreXus Investment Corp., excluding its subsidiaries.

General

          The debt securities may be issued from time to time in one or more series. We can issue an unlimited amount of debt securities under the indenture. The indenture provides that debt securities of any series may be issued up to the aggregate principal amount which may be authorized from time to time by us. Please read the applicable prospectus supplement relating to the series of debt securities being offered for specific terms including, where applicable:

–	the title of the series of debt securities;

–	any limit on the aggregate principal amount of debt securities of the series;

–	the price or prices at which debt securities of the series will be issued;

–	the person to whom any interest on a debt security of the series shall be payable, if other than the person in whose name that debt security is registered on the applicable record date;

–	the date or dates on which we will pay the principal of and premium, if any, on debt securities of the series, or the method or methods, if any, used to determine those dates;

–	the rate or rates, which may be fixed or variable, at which debt securities of the series will bear interest, if any, or the method or methods, if any, used to determine those rates;

–	the basis used to calculate interest, if any, on the debt securities of the series if other than a 360-day year of twelve 30-day months;

–	the date or dates, if any, from which interest on the debt securities of the series will begin to accrue, or the method or methods, if any, used to determine those dates;

–	the dates on which the interest, if any, on the debt securities of the series will be payable and the record dates for the payment of interest;

–

the place or places where amounts due on the debt securities of the series will be payable and where the debt securities of the series may be surrendered for registration of transfer and exchange, if other than the corporate trust office of the applicable trustee;

–	the terms and conditions, if any, upon which we may, at our option, redeem debt securities of the series;

–	the terms and conditions, if any, upon which we will repurchase or repay debt securities of the series at the option of the holders of debt securities of the series;

–	the terms of any sinking fund or analogous provision;

–

if other than U.S. dollars, the currency in which the purchase price for the debt securities of the series will be payable, the currency in which payments on the debt securities of the series will be payable, and the ability, if any, of us or the holders of debt securities of the series to have payments made in any other currency or currencies;

–	with respect to debt securities of the series, any addition of any covenant or Event of Default, or the modification or deletion of, any covenant or Event of Default;

–	whether the debt securities of the series are to be issuable, in whole or in part, in bearer form (“bearer debt securities”);

–

whether any debt securities of the series will be issued in temporary or permanent global form (“global debt securities”) and, if so, the identity of the depositary for the global debt securities if other than The Depository Trust Company (“DTC”);

–

if and under what circumstances we will pay additional amounts (“Additional Amounts”) on the debt securities of the series in respect of specified taxes, assessments or other governmental charges and, if so, whether we will have the option to redeem the debt securities of the series rather than pay the Additional Amounts;

–

the manner in which, or the person to whom, any interest on any bearer debt security of the series will be payable, if other than upon presentation and surrender of the coupons relating to the bearer debt security;

–	the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid, if other than in the manner provided in the indenture;

–	the portion of the principal amount of the debt securities of the series which will be payable upon acceleration if other than the full principal amount;

–

the authorized denominations in which the debt securities of the series will be issued, if other than denominations of $1,000 and any integral multiples of $1,000, in the case of debt securities in registered form (“registered debt securities”) or $5,000, in the case of bearer debt securities;

–	the terms, if any, upon which debt securities of the series may be convertible into or exchangeable for other securities or property;

–	if the amount of payments on the debt securities of the series may be determined with reference to an index, formula or other method or methods and the method used to determine those amounts;

–	if the debt securities of the series will be secured by any collateral and, if so, a general description of the collateral and of some of the terms of any related security, pledge or other agreements;

–	any listing of the debt securities on any securities exchange; and

–	any other terms of the debt securities of the series (whether or not such other terms are consistent or inconsistent with any other terms of the indenture).

          As used in this prospectus and any prospectus supplement relating to the offering of debt securities of any series, references to the principal of and premium, if any, and interest, if any, on the debt securities of the series include the payment of Additional Amounts, if any, required by the debt securities of the series to be paid in that context.

          Debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder upon acceleration will be determined in the manner described in the applicable prospectus supplement. Certain U.S. federal income tax considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

          If the purchase price of any debt securities is payable in a foreign currency or if the principal of, or premium, if any, or interest, if any, on any debt securities is payable in a foreign currency, the specific terms of those debt securities and the applicable foreign currency will be specified in the prospectus supplement relating to those debt securities.

          The terms of the debt securities of any series may differ from the terms of the debt securities of any other series, and the terms of particular debt securities within any series may differ from each other. Unless otherwise expressly provided in the prospectus supplement relating to any series of debt securities, we may, without the consent of the holders of the debt securities of any series, reopen an existing series of debt securities and issue additional debt securities of that series.

          Unless otherwise described in a prospectus supplement relating to any series of debt securities and except to the limited extent set forth below under “—Merger, Consolidation and Transfer of Assets,” the indenture does not contain any provisions that would limit our ability or the ability of any of our subsidiaries to incur indebtedness or other liabilities or that would afford holders of debt securities protection in the event of a business combination, takeover, recapitalization or highly leveraged or similar transaction involving us. Accordingly, we and our subsidiaries may in the future enter into transactions that could increase the amount of our consolidated indebtedness and other liabilities or otherwise adversely affect our capital structure or credit rating without the consent of the holders of the debt securities of any series.

Registration, Transfer and Payment

          Unless otherwise indicated in the applicable prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. The indenture, however, provides that we may also issue a series of debt securities in bearer form only, or in both registered and bearer form.

          Unless otherwise indicated in the applicable prospectus supplement, registered debt securities will be issued in denominations of $1,000 or any integral multiples of $1,000, and bearer debt securities will be issued in denominations of $5,000.

          Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be payable and may be surrendered for registration of transfer or exchange and, if applicable, for conversion into or exchange for other securities or property, at an office or agency maintained by us in the United States of America. However, we, at our option, may make payments of interest on any registered debt security by check mailed to the address of the person entitled to receive that payment or by wire transfer to an account maintained by the payee with a bank located in the United States of America. Unless otherwise indicated in the applicable prospectus supplement, no service charge shall be made for any registration of transfer or exchange, redemption or repayment of debt securities, or for any conversion or exchange of debt securities for other securities or property, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with that transaction.

          Unless otherwise indicated in the applicable prospectus supplement, payment of principal, premium, if any, and interest, if any, on bearer debt securities will be made, subject to any applicable laws and regulations, at an office or agency outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment of interest due on bearer debt securities on any interest payment date will be made only against surrender of the coupon relating to that interest payment date. Unless otherwise indicated in the applicable prospectus supplement, no payment of principal, premium, if any, or interest, if any, with respect to any bearer debt security will be made at any office or agency in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained with a bank located in the United States. However, if any bearer debt securities are payable in U.S. dollars, payments on those bearer securities may be made at the corporate trust office of the relevant trustee or at any office or agency designated by us in the United States of America if, but only if, payment of the full amount due on the bearer debt securities for principal, premium, if any, or interest, if any, at all offices outside of the United States maintained for that purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

–

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor and terms to be redeemed and ending at the close of business on the day of that selection;

–

register the transfer of or exchange any registered debt security, or portion of any registered debt security, selected for redemption, except the unredeemed portion of any registered debt security being redeemed in part;

–

exchange any bearer debt security selected for redemption, except to exchange a bearer debt security for a registered debt security of that series of like tenor and terms that is simultaneously surrendered for redemption; or

–	issue, register the transfer of or exchange a debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

Book-entry Debt Securities

          The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities. Global debt securities will be deposited with, or on behalf of, a depositary which, unless otherwise specified in the applicable prospectus supplement relating to the series, will be DTC. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

          We anticipate that global debt securities will be deposited with, or on behalf of, DTC and that global debt securities will be registered in the name of DTC’s nominee, Cede & Co. All interests in global debt securities deposited with, or on behalf of, DTC will be subject to the operations and procedures of DTC and, in the case of any interests in global debt securities held through Euroclear Bank S.A./N.V. (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), the operations and procedures of Euroclear or Clearstream, Luxembourg, as the case may be. We also anticipate that the following provisions will apply to the depository arrangements with respect to global debt securities. Additional or differing terms of the depository arrangements may be described in the applicable prospectus supplement.

DTC has advised us that it is:

–	a limited-purpose trust company organized under the New York Banking Law;

–	a “banking organization” within the meaning of the New York Banking Law;

–	a member of the Federal Reserve System;

–	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

–	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

          DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the DTC system is also available to others, sometimes referred to in this prospectus as indirect participants, that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. Indirect participants include securities brokers and dealers, banks and trust companies. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

          Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of the actual purchaser or beneficial owner of a debt security is, in turn, recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased the debt securities. Transfers of ownership interests in debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except under the limited circumstances described below.

          To facilitate subsequent transfers, all debt securities deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will not change the beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited. Those participants may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

          Redemption notices shall be sent to DTC or its nominee. If less than all of the debt securities of a series are being redeemed, DTC will reduce the amount of the interest of each direct participant in the debt securities under its procedures.

          In any case where a vote may be required with respect to the debt securities of any series, neither DTC nor Cede & Co. will give consents for or vote the global debt securities. Under its usual procedures, DTC will mail an omnibus proxy to us after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the debt securities are credited on the record date identified in a listing attached to the omnibus proxy.

          Principal and premium, if any, and interest, if any, on the global debt securities will be paid to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date unless DTC has reason to believe that it will not receive payments on the payment date. Payments by direct and indirect participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of DTC’s direct and indirect participants and not of DTC, us, any trustee or any underwriters or agents involved in the offering or sale of any debt securities. Payment of principal, premium, if any, and interest, if any, to DTC is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

          Except under the limited circumstances described below, beneficial owners of interests in a global debt security will not be entitled to have debt securities registered in their names and will not receive physical delivery of debt securities. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the debt securities and the indenture.

          The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer or pledge beneficial interests in global debt securities.

          DTC is under no obligation to provide its services as depositary for the debt securities of any series and may discontinue providing its services at any time. Neither we nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by DTC or its participants or indirect participants under the rules and procedures governing DTC. As noted above, beneficial owners of interests in global debt securities generally will not receive certificates representing their ownership interests in the debt securities. However, if

–

DTC notifies us that it is unwilling or unable to continue as a depositary for the global debt securities of any series or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (if so required by applicable law or regulation) and a successor depositary for the debt securities of such series is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be,

–	we determine, in our sole discretion, not to have the debt securities of any series represented by one or more global debt securities, or

–	an Event of Default under the indenture has occurred and is continuing with respect to the debt securities of any series,

          We will prepare and deliver certificates for the debt securities of that series in exchange for beneficial interests in the global debt securities of that series. Any beneficial interest in a global debt security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for debt securities in definitive certificated form registered in the names and in the authorized denominations that the depositary shall direct. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global debt securities.

          Clearstream, Luxembourg and Euroclear hold interests on behalf of their participating organizations through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. At the present time, Citibank, N.A. acts as U.S. depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. acts as U.S. depositary for Euroclear (the “U.S. Depositaries”).

          Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing.

          Clearstream, Luxembourg is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream Participants are financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Indirect access to Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with a Clearstream Participant. Clearstream, Luxembourg has established an electronic bridge with Euroclear as the operator of the Euroclear System (the “Euroclear Operator”) in Brussels to facilitate settlement of trades between Clearstream, Luxembourg and the Euroclear Operator.

          Distributions with respect to global debt securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

          Euroclear holds securities and book-entry interests in securities for participating organizations (“Euroclear Participants”) and facilitates the clearance and settlement of securities transactions between Euroclear Participants, and between Euroclear Participants and participants of certain other securities intermediaries through electronic book-entry changes in accounts of such participants or other securities intermediaries. Euroclear provides Euroclear Participants, among other things, with safekeeping, administration, clearance and settlement, securities lending and borrowing, and related services. Euroclear Participants are investment banks, securities brokers and dealers, banks, central banks, supranationals, custodians, investment managers, corporations, trust companies and certain other organizations, and may include any underwriters or agents involved in the offering or sale of any debt securities or their respective affiliates. Non-participants in Euroclear may hold and transfer beneficial interests in a global debt security through accounts with a participant in the Euroclear System or any other securities intermediary that holds a book-entry interest in a global debt security through one or more securities intermediaries standing between such other securities intermediary and Euroclear.

          Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

          Distributions on interests in global debt securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

          Transfers between Euroclear Participants and Clearstream Participants will be effected in the ordinary way in accordance with their respective rules and operating procedures.

          Cross-market transfers between direct participants in DTC, on the one hand, and Euroclear Participants or Clearstream Participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the applicable rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in global debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear Participants and Clearstream Participants may not deliver instructions directly to their respective U.S. Depositaries.

          Due to time zone differences, the securities accounts of a Euroclear Participant or Clearstream Participant purchasing an interest in a global debt security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear Participant or Clearstream Participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, Luxembourg) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global debt security by or through a Euroclear Participant or Clearstream Participant to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

          Euroclear and Clearstream, Luxembourg are under no obligation to perform or to continue to perform the foregoing procedures and such procedures may be discontinued at any time without notice. Neither we nor any trustee nor any underwriters or agents involved in the offering or sale of any debt securities will have any responsibility for the performance by Euroclear or Clearstream, Luxembourg or their respective participants of their respective obligations under the rules and procedures governing their operations.

          The information in this section concerning DTC, Euroclear and Clearstream, Luxembourg and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

Redemption and Repurchase

          The debt securities of any series may be redeemable at our option or may be subject to mandatory redemption by us as required by a sinking fund or otherwise. In addition, the debt securities of any series may be subject to repurchase or repayment by us at the option of the holders. The applicable prospectus supplement will describe the terms, the times and the prices regarding any optional or mandatory redemption by us or any repurchase or repayment at the option of the holders of any series of debt securities, if any.

Conversion and Exchange

          The terms, if any, on which debt securities of any series are convertible into or exchangeable for our common shares or any other securities or property will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option. Unless otherwise expressly stated in the applicable prospectus supplement or the context otherwise requires, references in this prospectus and any prospectus supplement to the conversion or exchange of debt securities of any series for other securities or property shall be deemed not to refer to or include any exchange of any debt securities of a series for other debt securities of the same series.

Secured Debt Securities

          The debt securities of any series may be secured by collateral. The applicable prospectus supplement will describe any such collateral and the terms of such secured debt securities.

Merger, Consolidation and Transfer of Assets

          The indenture provides that we will not, in any transaction or series of related transactions, consolidate with, or sell, lease or convey all or substantially all of our property and assets to, or merge with or into, any person unless:

–

either (1) we shall be the continuing person (in the case of a merger) or (2) the successor person (if other than us) formed by or resulting from the consolidation or merger or which shall have received the transfer of assets shall be an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume the due and punctual payment of the principal of, premium, if any, and interest, if any, on all the debt securities outstanding under the indenture and the due and punctual performance and observance of all covenants and conditions in such outstanding debt securities and the indenture to be performed or satisfied by us (including, without limitation, the obligation to convert or exchange any debt securities that are convertible into or exchangeable for other securities or property in accordance with the provisions of such debt securities and the indenture) by a supplemental indenture reasonably satisfactory in form to the trustee;

–

immediately after giving effect to the transaction described above, no Event of Default under the indenture, and no event which, after notice or lapse of time or both would become an Event of Default under the indenture, shall have occurred and be continuing; and

–	the trustee shall have received the officers’ certificate and opinion of counsel called for by the indenture.

          In the case of any such consolidation, sale, lease, conveyance or merger in which we are not the continuing entity and upon execution and delivery by the successor person of the supplemental indenture described above, such successor person shall succeed to, and be substituted for, us and may exercise every right and power of ours under the indenture with the same effect as if such successor person had been named as us therein, and we shall be automatically released and discharged from all obligations and covenants under the indenture and the debt securities issued under that indenture.

Events of Default

          Unless otherwise specified in the applicable prospectus supplement, an Event of Default with respect to the debt securities of any series is defined in the indenture as being:

(1)

default in payment of any interest, if any, on, or any Additional Amounts, if any, payable in respect of any interest, if any, on, any of the debt securities of that series when due, and continuance of such default for a period of 30 days;

(2)

default in payment of any principal of or premium, if any, on, or any Additional Amounts, if any, payable in respect of any principal of or premium, if any, on, any of the debt securities of that series when due (whether at maturity, upon redemption, upon repayment or repurchase at the option of the holder or otherwise and whether payable in cash or in our common shares or other securities or property);

(3)	default in the deposit of any sinking fund payment or payment under any analogous provision when due with respect to any of the debt securities of that series;

(4)

default in the delivery when due of any securities, cash or other property (including, without limitation, any of our common shares) when required to be delivered upon conversion of any convertible debt security of that series or upon the exchange of any debt security of that series which is exchangeable for our common shares or other securities or property (other than an exchange of debt securities of that series for other debt securities of the same series);

(5)

default in the performance, or breach, of any other covenant or warranty applicable to us in the indenture or in any debt security of that series other than a covenant or warranty included in the indenture solely for the benefit of a series of debt securities other than that series, and continuance of that default or breach (without that default or breach having been cured or waived in accordance with the indenture) for a period of 60 days after notice to us by the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of that series then outstanding;

(6)

default after the expiration of any applicable grace period in the payment of principal when due, or resulting in acceleration of, other indebtedness (other than Non-recourse Debt) of us or any Significant Subsidiary of ours for borrowed money where the aggregate principal amount with respect to which the default or acceleration has occurred exceeds $60.0 million and such indebtedness has not been discharged, or such default in payment or acceleration has not been cured or rescinded, prior to written notice of acceleration of the debt securities of that series;

(7)

failure by us or any of our Subsidiaries to pay final judgments or decrees entered by a court or courts of competent jurisdiction aggregating in excess of $60.0 million, which judgments are not paid, discharged or stayed for a period of 30 calendar days after such judgments become final and non-appealable;

(8)	specified events of bankruptcy, insolvency or reorganization with respect to us or any Significant Subsidiary of ours; or

(9)	any other Event of Default established for the debt securities of that series.

          No Event of Default with respect to any particular series of debt securities necessarily constitutes an Event of Default with respect to any other series of debt securities. The indenture provides that, within 90 days after the occurrence of any default with respect to the debt securities of any series, the trustee will mail to all holders of the debt securities of that series notice of that default if known to the trustee, unless that default has been cured or waived. However, the indenture provides that the trustee may withhold notice of a default with respect to the debt securities of that series, except a default in payment of principal, premium, if any, interest, if any, Additional Amounts, if any, or sinking fund payments, if any, if the trustee considers it in the best interest of the holders to do so. As used in this paragraph, the term “default” means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to the debt securities of any series.

          The indenture provides that if an Event of Default (other than an Event of Default specified in clause (8) of the second preceding paragraph with respect to us) occurs and is continuing with respect to any series of debt securities, either the trustee or the holders of at least 25% in principal amount of the debt securities of that series then outstanding may declare the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable immediately. The indenture also provides that if an Event of Default specified in clause (8) of the second preceding paragraph with respect to us occurs with respect to any series of debt securities, then the principal of, or if debt securities of that series are original issue discount securities, such lesser amount as may be specified in the terms of that series of debt securities, and accrued and unpaid interest, if any, on all the debt securities of that series will automatically become and be immediately due and payable without any declaration or other action on the part of the trustee or any holder of the debt securities of that series. However, upon specified conditions, the holders of a majority in principal amount of the debt securities of a series then outstanding may rescind and annul an acceleration of the debt securities of that series and its consequences. For purposes of clarity, references to an Event of Default specified in clause (8) of the second preceding paragraph with respect to us shall not include any Event of Default specified in clause (8) of the second preceding paragraph with respect to any Significant Subsidiary of ours.

          Subject to the provisions of the Trust Indenture Act of 1939 requiring the trustee, during the continuance of an Event of Default under the indenture, to act with the requisite standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities of any series unless those holders have offered the trustee indemnity reasonably satisfactory to the trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request or direction. Subject to the foregoing, holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture with respect to that series. The indenture requires the annual filing by us with the trustee of a certificate which states whether or not we are in default under the terms of the indenture.

          No holder of any debt securities of any series shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy under the indenture, unless

–	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of such series;

–

the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

–

such holder or holders have offered to the trustee indemnity reasonably satisfactory to the trustee against the costs, fees and expenses and liabilities which might be incurred in compliance with such request;

–	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

–

no direction inconsistent with such written request has been given to the trustee during such 60 day period by the holders of a majority in principal amount of the outstanding debt securities of such series.

          Notwithstanding any other provision of the indenture, the holder of a debt security will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on that debt security on the respective due dates for those payments and, in the case of any debt security which is convertible into or exchangeable for other securities or property, to convert or exchange, as the case may be, that debt security in accordance with its terms, and to institute suit for the enforcement of those payments and any right to effect such conversion or exchange, and this right shall not be impaired without the consent of the holder.

Modification, Waivers and Meetings

          The indenture permits us and the trustee, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the indenture and affected by a modification or amendment, to modify or amend any of the provisions of the indenture or of the debt securities of the applicable series or the rights of the holders of the debt securities of that series under the indenture. However, the consent of the holder of each debt security affected will be required for any modification or amendment that, among other things:

–

changes the stated maturity of the principal of, or premium, if any, or any installment of interest, if any, on or any Additional Amounts, if any, with respect to any debt securities issued under the indenture;

–

reduces the principal of or any premium on any debt securities or reduce the rate of interest on any debt securities or reduce the price payable upon the redemption of any debt security, whether such redemption is mandatory or at our option, or upon the repurchase of any debt security at the option of the holder, or reduce any Additional Amounts with respect to any debt securities, or change our obligation to pay Additional Amounts;

–	reduces the amount of principal of any original issue discount securities that would be due and payable upon an acceleration of the maturity thereof;

–	adversely affects any right of repayment or repurchase of any debt securities at the option of any holder;

–	changes any place where or the currency in which debt securities are payable;

–

impairs the holder’s right to institute suit to enforce the payment of any debt securities on or after their stated maturity or, in the case of any debt security which is convertible into or exchangeable for other securities or property, to institute suit to enforce the right to convert or exchange that debt security in accordance with its terms;

–	makes any change that adversely affects the right, if any, to convert or exchange any debt securities for other securities or property;

–

reduces the percentage of debt securities of any series issued under the indenture whose holders must consent to any modification or amendment or any waiver of compliance with specific provisions of such indenture or specified defaults under the indenture and their consequences; or

–	reduces the requirements for a quorum or voting at a meeting of holders of the applicable debt securities.

          The indenture also contains provisions permitting us and the trustee, without the consent of the holders of any debt securities issued under the indenture, to modify or amend the indenture, among other things:

–	to evidence the succession of another person to us and the assumption by that successor of our covenants contained in the indenture and in the debt securities;

–

to add to our covenants for the benefit of the holders of all or any series of debt securities issued under the indenture or to surrender any right or power conferred upon us with respect to all or any series of debt securities issued under the indenture;

–	to add to or change any provisions of the indenture to facilitate the issuance of bearer securities;

–

to establish the form or terms of debt securities of any series and any related coupons, including, without limitation, conversion and exchange provisions applicable to debt securities which are convertible into or exchangeable for other securities or property, and to establish any provisions with respect to any security or other collateral for such debt securities, and to make any deletions from or additions or changes to the indenture in connection with any of the matters referred to in this bullet point so long as those deletions, additions and changes are not applicable to any other series of debt securities then outstanding;

–	to evidence and provide for the acceptance of the appointment of a successor trustee in respect of the debt securities of one or more series;

–

to cure any ambiguity or correct or supplement any provision in such indenture which may be defective or inconsistent with other provisions in the indenture, or to make any other provisions with respect to matters or questions arising under the indenture which shall not adversely affect the interests of the holders of the debt securities of any series then outstanding in any material respect;

–	to add any additional Events of Default with respect to all or any series of debt securities;

–

to supplement any of the provisions of the indenture to permit or facilitate defeasance, covenant defeasance and/or satisfaction and discharge of any series of debt securities, provided that such action shall not adversely effect the interest of any holder of a debt security of such series or any other debt security in any material respect;

–

to secure or, if applicable, to provide additional security for all or any debt securities issued under the indenture and to provide for any and all matters relating thereto, and to provide for the release of any collateral as security for all or any debt securities in accordance with the terms of the indenture;

–	to add to or change or eliminate any provision of the indenture as is necessary or desirable in accordance with any amendment to the Trust Indenture Act;

–

to make any change to the indenture, or any supplemental indenture, or any debt securities to conform the terms thereof to any provision of the description of a series of any debt securities in any prospectus (including this prospectus), prospectus supplement, offering memorandum or similar offering document used in connection with the initial offering or sale of any debt securities to the extent that such provision in such description was intended to be a substantially verbatim recitation of a provision of the indenture or debt securities;

–

in the case of any series of debt securities which are convertible into or exchangeable for our common shares or other securities or property, to provide for the conversion or exchange rights of those debt securities in the event of any reclassification or change of our common shares or any of our other securities into which such debt securities are convertible or for which such debt securities are exchangeable or any similar transaction if expressly required by the terms of that series of debt securities; or

–

to amend or supplement any provision contained in the indenture or in any debt securities, provided that such amendment or supplement does not apply to any outstanding debt securities issued prior to the date of such supplemental indenture and entitled to the benefits of such provisions.

          The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our compliance with the provisions described above under “—Merger, Consolidation and Transfer of Assets” and certain other provisions of the indenture and, if specified in the prospectus supplement relating to such series of debt securities, any additional covenants applicable to the debt securities of such series. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on debt securities of that series or, in the case of any debt securities which are convertible into or exchangeable for other securities or property, a default in any such conversion or exchange, or a default in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the affected series.

          The indenture contains provisions for convening meetings of the holders of a series of debt securities if (and only if) debt securities of such series are issued or issuable, in whole or in part, in the form of bearer debt securities. A meeting may be called at any time by the trustee, and also upon our request or the request of holders of at least 331/3% in principal amount of the outstanding debt securities of a series. Notice of a meeting must be given in accordance with the provisions of the indenture. Except for any consent which must be given by the holder of each outstanding debt security affected in the manner described above, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum, as described below, is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series. However, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the indenture provides may be made, given or taken by the holders of a specified percentage, which is less or more than a majority, in principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the indenture will be binding on all holders of debt securities of that series and the related coupons, if any. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons entitled to vote a majority in principal amount of the outstanding debt securities of a series, or, if any action is to be taken at a meeting with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which the indenture provides may be given by holders of a greater percentage in principal amount of outstanding debt securities of a series, the persons entitled to vote at such greater percentage in principal amount of the outstanding debt securities of such series.

Discharge, Defeasance and Covenant Defeasance

          Unless otherwise provided in the applicable prospectus supplement, upon our direction, the indenture shall cease to be of further effect with respect to any series of debt securities issued under the indenture specified by us, subject to the survival of specified provisions of the indenture (including the obligation to pay Additional Amounts to the extent described below and the obligation, if applicable, to exchange or convert debt securities of that series into other securities or property in accordance with their terms) when:

–	either

(A)	all outstanding debt securities of that series and, in the case of bearer securities, all related coupons, have been delivered to the trustee for cancellation, subject to exceptions, or

(B)

all debt securities of that series and, if applicable, any related coupons have become due and payable or will become due and payable at their stated maturity within one year or are to be called for redemption within one year and we have deposited with the trustee, in trust, funds in U.S. dollars or in the foreign currency in which the debt securities of that series are payable in an amount sufficient to pay the entire indebtedness on the debt securities of that series in respect of principal, premium, if any, and interest, if any (and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on the debt securities and (y) the amount of any Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole and absolute discretion, those Additional Amounts) to the date of such deposit, if the debt securities of that series have become due and payable, or to the maturity or redemption date of the debt securities of that series, as the case may be;

–	we have paid all other sums payable under the indenture with respect to the debt securities of that series; and

–	the trustee has received an officers’ certificate and an opinion of counsel called for by the indenture.

          Unless otherwise provided in the applicable prospectus supplement, we may elect with respect to any series of debt securities either:

–	to defease and be discharged from all of our obligations with respect to that series of debt securities (‘defeasance”), except for:

(1)

the obligation to pay Additional Amounts, if any, upon the occurrence of specified events of taxation, assessment or governmental charge with respect to payments on that series of debt securities to the extent (and only to the extent) that those Additional Amounts exceed the amount deposited in respect of those Additional Amounts as provided below,

(2)	the obligation, if applicable, to exchange or convert debt securities of that series into other securities or property in accordance with their terms, and

(3)	certain other limited obligations.

–

to be released from our obligations with respect to the debt securities of such series under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations shall not constitute a default or an Event of Default with respect to that series of debt securities (“covenant defeasance”), in either case upon the irrevocable deposit with the trustee, or other qualifying trustee, in trust for that purpose, of an amount in U.S. dollars or in the foreign currency in which those debt securities are payable at stated maturity or, if applicable, upon redemption, and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of and any premium and any interest on (and, to the extent that (x) the debt securities of that series provide for the payment of Additional Amounts and (y) the amount of the Additional Amounts which are or will be payable is at the time of deposit reasonably determinable by us, in the exercise of our sole and absolute discretion, the Additional Amounts with respect to) that series of debt securities, and any mandatory sinking fund or analogous payments on that series of debt securities, on the due dates for those payments.

          The defeasance or covenant defeasance described above shall only be effective if, among other things:

–	it shall not result in a breach or violation of, or constitute a default under, the indenture;

–

in the case of defeasance, we shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee confirming that (A) we have received from or there has been published by the Internal Revenue Service a ruling or (B) since the date of the indenture there has been a change in applicable U.S. federal income tax law, in either case to the effect that, and based on this ruling or change the opinion of counsel shall confirm that, the holders and beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance had not occurred;

–

in the case of defeasance, we shall provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the debt securities;

–

in the case of covenant defeasance, we shall have delivered to the trustee an opinion of independent counsel reasonably acceptable to the trustee to the effect that the holders and beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;

–

if the cash and Government Obligations deposited are sufficient to pay the outstanding debt securities of that series provided those debt securities are redeemed on a particular redemption date, we shall have given the trustee irrevocable instructions to redeem those debt securities on that date; and

–

no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to debt securities of that series shall have occurred and be continuing on the date of the deposit into trust; and, solely in the case of defeasance, no Event of Default arising from specified events of bankruptcy, insolvency or reorganization with respect to us or event which with notice or lapse of time or both would become such an Event of Default with respect to us shall have occurred and be continuing during the period through and including the 91st day after the date of the deposit into trust.

          The applicable prospectus supplement may further describe the provisions, if any, permitting or restricting satisfaction and discharge, defeasance or covenant defeasance with respect to the debt securities of a particular series.

Definitions

          As used in the indenture, the following terms have the meanings specified below:

          The term “Corporation” includes corporations, partnerships, associations, limited liability companies and other companies and business trusts. The term “corporation” means a corporation and does not include partnerships, associations, limited liability companies or other companies or business trusts.

          “Non-recourse Debt” means any indebtedness the terms of which provide that the claim for repayment of such indebtedness by the holder thereof is limited solely to a claim against the property or assets (including, without limitation, securities or interests in securities) that secure such indebtedness; provided, however, that any obligations or liabilities of the debtor or obligor or any other person solely for indemnities, covenants or breaches of warranties, representations or covenants or similar matters in respect of any indebtedness will not prevent such indebtedness from constituting Non-recourse Debt.

          ‘Person” or “person” means any individual, Corporation, joint venture, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

          “Significant Subsidiary” means, as of any date of determination, a Subsidiary of ours that would constitute a “significant subsidiary” as such term is defined under Rule 1-02(w) of Regulation S-X of the Securities and Exchange Commission as in effect on the date of the indenture.

          “Subsidiary” means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

Governing Law

          The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

Regarding the Trustees

          The Trust Indenture Act of 1939 limits the rights of a trustee, if the trustee becomes a creditor of us, to obtain payment of claims or to realize on property received by it in respect of those claims, as security or otherwise. Any trustee is permitted to engage in other transactions with us and our subsidiaries from time to time. However, if a trustee acquires any conflicting interest it must eliminate the conflict upon the occurrence of an Event of Default under the applicable indenture or resign as trustee.

          Wells Fargo Bank, National Association may act as trustee under one or more of the indentures. Wells Fargo Bank, National Association provides commercial banking services to us in the ordinary course of business.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

          To assist us in qualifying as a REIT our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own, or be deemed to own by the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock.

          Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust (as described below), will be required to give written notice immediately to us, or in the case of such a proposed or attempted transaction, give at least fifteen (15) days prior written notice, and provide us with such other information as we may request to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

           Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service or an opinion of counsel to determine or ensure our status as a REIT.

           Any attempted transfer of our securities which, if effective, would result in a violation of the foregoing restrictions will cause the number of securities causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such securities. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) before the date of the transfer. If, for any reason, the transfer to the trust is ineffective, our charter provides that the purported transfer in violation of the restrictions will be void ab initio. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any securities held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee before our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

          Within 20 days of receiving notice from us that the securities have been transferred to the trust, the trustee will sell the securities to a person designated by the trustee, whose ownership of the securities will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the securities or, if the proposed transferee did not give value for the securities in connection with the event causing the securities to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the securities on the day of the event causing the securities to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the securities. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and distributions paid to the proposed transferee and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, before our discovery that the securities have been transferred to the trust, the securities are sold by the proposed transferee, then (i) the securities shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the securities that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

          In addition, the securities held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the amount payable to the proposed transferee, however, by the amount of any dividends or distributions paid to the proposed transferee on the securities and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the securities. Upon a sale to us, the interest of the charitable beneficiary in the securities sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

          All certificates representing the securities will bear a legend referring to the restrictions described above or will state that we will furnish a full statement about certain transfer restrictions to a stockholder upon request and without charge.

          Every owner of 5% or more (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interests of our stockholders.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW
AND OUR CHARTER AND BYLAWS

          The following description of the terms of our stock and of certain provisions of Maryland law is only a summary. For a complete description, we refer you to the MGCL, our charter and our bylaws, copies of which will be available before the closing of this offering from us upon request.

          The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Classification of Board of Directors

          Pursuant to our charter, our board of directors is divided into three classes of directors. At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected for a three-year term and the directors in the other two classes will continue in office. A classified Board of Directors may delay, defer or prevent a change in control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a classified Board of Directors could prevent stockholders who do not agree with the policies of our Board of Directors from replacing a majority of the Board of Directors for two years, except in the event of removal for cause.

          The number of directors in each class and the expiration of each class term will be as follows:

Class I Directors	2 Directors	Expires 2013
Class II Directors	2 Directors	Expires 2011
Class III Directors	1 Director	Expires 2012

Number of Directors; Vacancies; Removal of Directors

          Our charter and bylaws provide that the number of directors may be established by our board of directors. Our bylaws provide that a majority of our entire board of directors may, at any regular or special meeting called for that purpose, increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than the minimum number required by the MGCL, nor more than 15.

          Our bylaws provide that any vacancy on our board of directors may be filled by a majority of the remaining directors. Any individual so elected director will hold office for the unexpired term of the director he or she is replacing. Our charter provides that a director may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors. These provisions preclude stockholders from removing incumbent directors, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

          Our charter provides that, at such time as we have at least three independent directors and a class of our common or preferred stock is registered under the Securities Exchange Act of 1934, or the Exchange Act, we will elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is duly elected and qualified.

          Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

          Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

          Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) provided that the board of directors has determined that directors will he elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder, as provided for in our bylaws, and at the time of the special meeting who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

          The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

          Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the company upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

          Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions, which have been first declared advisable by our board of directors, by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

          Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

          As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights unless a majority of our board of directors determines that such rights will apply.

Control Share Acquisitions

          The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

          Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

          A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

          If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

          The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

          Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will amend our bylaws to be subject to the Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Business Combinations

          Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

          A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he, she or it otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

          After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

          These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

          The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution which provides that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by the board of directors. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

          Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

          Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds stockholder vote for the removal of any director from the board of directors, as well as require that such removal be for cause (as defined in our charter), (b) unless called by our Chairman of the Board, our President, our Chief Executive Officer or the board of directors, require the request of holders of a majority of outstanding shares to call a special meeting and (c) vest in the board of directors the exclusive power to fix the number of directorships. Our charter also provides that at such time as Subtitle 8 becomes applicable to us, our board of directors will have the exclusive power to fill vacancies on the board of directors, by a vote of a majority of the remaining directors, and such vacancies will be filled until the end of the term of the class of directors in which the vacancy occurred.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

          Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

          Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

          Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding because of his or her service in any such capacity from and against any claim or liability to which that individual may become subject or which that individual may incur because of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

          Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party because of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party because of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

          A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (i) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (ii) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

REIT Qualification

          Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

          This section summarizes the material U.S. federal income tax considerations that you, as an Owner (as defined in the immediately succeeding paragraph) of shares of our common stock, may consider relevant. K&L Gates LLP has acted as our tax counsel, has reviewed this section and is of the opinion that the discussion contained herein fairly summarizes the U.S. federal income tax consequences that are likely to be material to an Owner of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular Owners of our common stock in light of their personal investment or tax circumstances, or to certain types of Owners that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of Owners,—Taxation of Tax-Exempt Owners” below), regulated investment companies, partnerships and other pass-through entities (including entities classified as partnerships for U.S. federal income tax purposes), financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Owners,—Taxation of Foreign Owners” below) and other persons subject to special tax rules.

          You should be aware that in this section, when we use the term:

          “Code,” we mean the Internal Revenue Code of 1986, as amended;

          “Disqualified organization,” we mean any organization described in section 860E(e)(5) of the Code, including:

i. the United States;

ii. any state or political subdivision of the United States;

iii. any foreign government;

iv. any international organization;

v. any agency or instrumentality of any of the foregoing;

vi. any charitable remainder trust or other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Code; and

vii. any rural electrical or telephone cooperative;

          “Domestic Owner,” we mean an Owner that is a U.S. Person;

          “Foreign Owner,” we mean an Owner that is not a U.S. Person;

          “IRS,” we mean the Internal Revenue Service;

          “Owner,” we mean any person having a beneficial ownership interest in shares of our common stock;

          “REMIC,” we mean real estate mortgage investment conduit as that term is defined in section 860D of the Code;

          “TMP,” we mean a taxable mortgage pool as that term is defined in section 7701(i)(2) of the Code;

          “TRS,” we mean a taxable REIT subsidiary described under “—Effect of Subsidiary Entities—Taxable REIT Subsidiaries” below;

“U.S. Person,” we mean (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have authority to control all substantial decisions of the trust. Notwithstanding the preceding clause, to the extent provided in Treasury regulations, certain trusts that were in existence on

August 20, 1996, that were treated as U.S. Persons prior to such date, and that elect to continue to be treated as U.S. Persons, also are U.S. Persons.

          The statements in this section and the opinion of K&L Gates LLP are based on the current U.S. federal income tax laws. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

          This summary provides general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

          We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our short taxable year ending on December 31, 2009. We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and the owners of REIT stock. These laws are highly technical and complex.

          In connection with, and prior to the issuance of any securities pursuant to this prospectus, we expect to receive the opinion of the law firm K&L Gates LLP to the effect that, commencing with our initial taxable year ending on December 31, 2009, we have been organized in conformity with the requirements for qualification and taxation as a REIT and our method of operation has enabled us to qualify for taxation as a REIT and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for subsequent taxable years. Investors should be aware that K&L Gates LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court.

          In addition, K&L Gates LLP’s opinion is based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. K&L Gates LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

          If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic TRSs, if any, will be subject to regular U.S. federal (and applicable state and local) corporate income tax. However, we will be subject to U.S. federal tax in the following circumstances:

•

We will pay U.S. federal income tax on our taxable income, including net capital gain that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax”.

•	We will pay U.S. federal income tax at the highest corporate rate on:

○

net income from the sale or other disposition of property acquired through foreclosure, which we refer to as foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

	○	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

	○	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

	○	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests by more than a de minimis amount, as described below under “—Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the non-qualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and such failure was due to reasonable cause and not due to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a Domestic Owner would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and any of our TRSs that are not conducted on an arm’s-length basis.

•

If (a) we recognize excess inclusion income for a taxable year as a result of our ownership of a 100% equity interest in a TMP or our ownership of a REMIC residual interest and (b) one or more Disqualified Organizations is the record owner of shares of our common stock during that year, then we will be subject to tax at the highest corporate U.S. federal income tax rate on the portion of the excess inclusion income that is allocable to the Disqualified Organizations. We do not anticipate owning REMIC residual interests; we may, however, own 100% of the equity interests in one or more trusts formed in connection with our securitization transactions that would be classified as a TMP. See “—Taxable Mortgage Pools.”

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest corporate U.S. federal income tax rate if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

	○	the amount of gain that we recognize at the time of the sale or disposition, and

○

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

          In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state, local, and foreign income, property, and other taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

          1. It is managed by one or more trustees or directors.

          2. Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

          3. It would be taxable as a domestic corporation, but for the REIT provisions of the U.S. federal income tax laws.

          4. It is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws.

          5. At least 100 persons are beneficial owners of its shares or ownership certificates.

          6. Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the U.S. federal income tax laws define to include certain entities, during the last half of any taxable year. For purposes of this requirement, indirect ownership will be determined by applying attribution rules set out in section 544 of the Code, as modified by section 856(h) of the Code.

          7. It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

          8. It meets certain other qualification tests, described below, regarding the nature of its income and assets.

          We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 will apply to us beginning with our 2010 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual” generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, however, and beneficiaries of such a trust will be treated as owning our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

          We believe that we will issue in this offering common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Capital Stock—Restrictions on Ownership and Transfer.”

          To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for U.S. federal income tax purposes. We intend to continue to comply with these requirements.

Effect of Subsidiary Entities

         Qualified REIT Subsidiaries

          A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs (see “—Gross Income Tests” and “—Asset Tests”). A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction and credit. If we own 100% of the equity interests in a securitization vehicle that is treated as a corporation for tax purposes, that securitization vehicle would be a qualified REIT subsidiary, unless we and the securitization vehicle jointly elect to treat the securitization vehicle as a TRS.

          Other Disregarded Entities and Partnerships

          An unincorporated domestic entity, such as a partnership, limited liability company, or trust that has a single owner generally is not treated as an entity separate from its parent for U.S. federal income tax purposes, including for purposes of the gross income and asset tests applicable to REITs. An unincorporated domestic entity with two or more owners generally is treated as a partnership for U.S. federal income tax purposes. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership.

          If a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

          Taxable REIT Subsidiaries

          A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

          The separate existence of a TRS or other taxable corporation, unlike a qualified REIT subsidiary or other disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to U.S. federal income tax (and applicable state and local taxes) on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

          A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or indirectly through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as non-qualifying hedging income or inventory sales).

          Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. If a TRS that has for any taxable year both (i) a debt-to-equity ratio in excess of 1.5 to 1, and (ii) accrued interest expense in excess of accrued interest income, then the TRS may be denied an interest expense deduction for a portion of the interest expense accrued on indebtedness owed to the parent REIT (although the TRS can carry forward the amount disallowed to subsequent taxable years). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between the REIT and a TRS that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We intend to scrutinize all of our transactions with any of our subsidiaries that are treated as a TRS in an effort to ensure that we do not become subject to this excise tax; however, we cannot assure you that we will be successful in avoiding this excise tax.

Gross Income Tests

          We must satisfy two gross income tests annually to maintain qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive from investments relating to real property or mortgages on real property, or from qualified temporary investments. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•

any amount includible in gross income with respect to a regular or residual interest in a REMIC, unless less than 95% of the REMIC’s assets are real estate assets, in which case only a proportionate amount of such income will qualify; and

•	income derived from certain temporary investments.

          Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities (provided that such stock or securities are not inventory property, i.e., property held primarily for sale to customers in the ordinary course of business) or any combination of these.

          Gross income from the sale of inventory property is excluded from both the numerator and the denominator in both income tests. Income and gain from hedging transactions that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets will generally be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. We intend to monitor the amount of our non-qualifying income and manage our investment portfolio to comply at all times with the gross income tests but we cannot assure you that we will be successful in this effort.

          Interest

          The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following: (i) an amount that is based on a fixed percentage or percentages of gross receipts or sales and (ii) an amount that is based on the income or profits of a borrower, where the borrower derives substantially all of its income from the real property securing the debt by leasing substantially all of its interest in the property, but only to the extent that the amounts received by the borrower would be qualifying “rents from real property” if received directly by a REIT.

          If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests, provided that the property is not held as inventory or dealer property.

          Interest, including original issue discount and market discount, on debt secured by a mortgage on real property or on interests in real property is generally qualifying income for purposes of the 75% gross income test. Where a mortgage covers both real property and other property, an apportionment of interest income must be made for purposes of the 75% gross income test. If a mortgage covers both real property and other property and the fair market value of the real property securing the mortgage loan at the time we commit to originate or acquire the mortgage loan equals or exceeds the highest principal amount of the loan during the year, then all of the interest we accrue on the mortgage loan will qualify for purposes of the 75% gross income test. If, however, the value of the real property were less than the highest principal amount, then only a portion of the interest income we accrue on the mortgage loan would qualify for purposes of the 75% gross income test; such portion based on the percentage equivalent of a fraction, the numerator of which is the fair market value of the real property and the denominator of which is the principal amount of the mortgage loan.

          Interest, including original issue discount or market discount, that we accrue on our real estate-related investments generally will be qualifying income for purposes of both gross income tests. Interest income from investments that are not secured by mortgages on real property will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

          Mezzanine Loans

          We and our subsidiaries may acquire mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. The IRS has issued Revenue Procedure 2003-65, which provides a safe harbor applicable to mezzanine loans. Under the Revenue Procedure, if a mezzanine loan meets each of the requirements contained in the Revenue Procedure, (1) the mezzanine loan will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described below, and (2) interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. We intend to structure any investments in mezzanine loans in a manner that complies with the various requirements applicable to our qualification as a REIT. To the extent that any of our mezzanine loans do not meet all of the requirements for reliance on the safe harbor set forth in the Revenue Procedure, however, there can be no assurance that the IRS will not challenge the tax treatment of these loans.

          Certain Participation Interests

          We intend to hold certain participation interests, including B Notes, in mortgage loans and mezzanine loans. Such interests in an underlying loan are created by virtue of a participation or similar agreement to which the originator of the loan is a party, along with one or more participants. The borrower on the underlying loan is typically not a party to the participation agreement. The performance of this investment depends upon the performance of the underlying loan, and if the underlying borrower defaults, the participant typically has no recourse against the originator of the loan. The originator often retains a senior position in the underlying loan, and grants junior participations which absorb losses first in the event of a default by the borrower. We believe that our participation interests will qualify as real estate assets for purposes of the REIT asset tests described below, and that the interest that we will derive from such investments will be treated as qualifying mortgage interest for purposes of the 75% gross income test. The appropriate treatment of participation interests for U.S. federal income tax purposes is not entirely certain, however, and no assurance can be given that the IRS will not challenge our treatment of our participation interests. In the event of a determination that such participation interests do not qualify as real estate assets, or that the income that we will derive from such participation interests does not qualify as mortgage interest for purposes of the REIT asset and income tests, we could be subject to a penalty tax, or could fail to qualify as a REIT. See “—Requirements for Qualification,” “—Asset Tests” and “—Failure to Qualify.”

          Construction Loans

                    We may acquire construction loans, the interest from which will be qualifying income for purposes of the REIT income tests, provided that the loan value of the real property securing the construction loan is equal to or greater than the highest outstanding principal amount of the construction loan during any taxable year.

For purposes of construction loans, the loan value of the real property is the fair market value of the land plus the reasonably estimated cost of the improvements or developments (other than personal property), which will secure the loan and which are to be constructed from the proceeds of the loan.

          MBS

          We intend to acquire and manage, through our subsidiaries, MBS, including both CMBS and Agency RMBS, that will be treated either as interests in a grantor trust or as REMIC regular interests. We expect that all income from the MBS in which we invest will be qualifying income for purposes of the 95% gross income test. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Thus, to the extent those mortgage loans are secured by real property or interests in real property, the income from the grantor trust will be qualifying income for purposes of the 75% gross income test. Income that we accrue with respect to REMIC regular interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If, however, less than 95% of the assets of the REMIC are real estate assets, then only a proportionate part of such income will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC regular interest. We expect that substantially all of the income we accrue on our investments in MBS, and any gain from the disposition of MBS, will be qualifying income for purposes of the both the 75% and the 95% gross income tests.

          Debt Not Secured by Real Estate

          Income that we accrue on unsecured bank loans and unsecured loans to REOCs or to other REITS will be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Income that we accrue on CRE CDO tranches that represent indebtedness secured by underlying loans, which are themselves secured by mortgages on real property, will be qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test.

          Foreign Currency Gains

          Certain foreign currency gains recognized after July 30, 2008 are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as non-qualifying income for purposes of both the 75% and 95% gross income tests.

          Fee Income

          We may receive various fees in connection with our operations. The fees will be qualifying income for purposes of both the 75% gross income and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by a mortgage on real property or an interest in real property and the fees are not determined by income or profits of any person. Other fees are not qualifying income for purposes of either gross income test. Any fees earned by our TRS will not be included for purposes of the gross income tests.

          Dividends

          Our share of any dividends received from any corporation (including any TRS that we form following the completion of this offering, and any other TRS, but excluding any REIT or any qualified REIT subsidiary) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75%

gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

          Rents from Real Property

          To the extent we acquire real property and receive any rents, such rents will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as “rents from real property,” we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” from which we derive no revenue. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee’s equity.

          Failure to Satisfy Gross Income Tests

          We intend to monitor the amount of our non-qualifying income and manage our assets to comply with the gross income tests for each taxable year for which we seek to maintain our REIT qualification. We cannot assure you, however, that we will be able to satisfy the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. These relief provisions will be generally available if (i) our failure to meet such tests was due to reasonable cause and not due to willful neglect, and (ii) we file with the IRS a schedule describing the sources of our gross income in accordance with Treasury Regulations. We cannot predict, however, whether in all circumstances, we would qualify for the benefit of these relief provisions. In addition, as discussed above under “—Taxation of Our Company,” even if the relief provisions apply, a tax would be imposed upon the amount by which we fail to satisfy the particular gross income test.

          In addition, the Secretary of the Treasury has been given broad authority to determine whether particular items of gain or income recognized after July 30, 2008, qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

          Cash/Income Differences – Phantom Income

          Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.

          We may acquire MBS in the secondary market for less than their face amount. The discount at which such debt instruments are acquired may reflect doubts about their ultimate collectibility rather than current market interest rates. The amount of such discount will nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Payments on mortgage loans are ordinarily made monthly, and consequently accrued market discount generally will have to be included in income each month as if the debt instrument were assured of ultimately being collected in full. If we collect less on the debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.

          Some of the MBS that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the MBS, and to treat the accrued original issue discount as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such debt instrument. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the MBS in question will be made, with consequences similar to those described in the previous paragraph if all payments on the MBS are not made.

          In addition, if any debt instruments or MBS acquired by us are delinquent as to mandatory principal and interest payments, or if payments with respect to a particular debt instrument are not made when due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. Similarly, we may be required to accrue interest income with respect to subordinate MBS at the stated rate regardless of whether corresponding cash payments are received.

          Finally, we may be required under the terms of indebtedness that we incur, whether to private lenders or pursuant to Government programs, to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our shareholders.

          Due to each of these potential timing differences between income recognition or expense deduction and the related cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other actions to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “—Annual Distribution Requirements.”

Asset Tests

          To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of some combination of “real estate assets,” cash, cash items, government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, the term “real estate assets” includes interests in real property (including leaseholds and options to acquire real property and leaseholds), stock of other corporations that qualify as REITs and interests in mortgage loans secured by real property (including certain types of mortgage backed securities). Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

          Second, the value of our interest in any one issuer’s securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership) may not exceed 5% of the value of our total assets. Third, we may not own more than 10% of the voting power or 10% of the value of any one issuer’s outstanding securities (other than debt and equity securities issued by any of our TRSs, qualified REIT subsidiaries, any other entity that is disregarded as an entity separate from us, and any equity interest we may hold in a partnership). Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs. For purposes of the 10% value test, the term “securities” does not include certain “straight debt” securities.

          Notwithstanding the general rule that, for purposes of the gross income and asset tests, a REIT is treated as owning its proportionate share of the underlying assets of a partnership in which it holds a partnership interest, if a REIT holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of the asset tests, unless it is a qualifying mortgage asset or otherwise satisfies the rules for “straight debt.” Similarly, although stock of another REIT qualifies as a real estate asset for purposes of the REIT asset tests, non-mortgage debt issued by another REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset test).

          Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security (including debt securities) issued by another REIT, and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “— Gross Income Tests.” In applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.

          We intend to acquire and manage, through our subsidiaries, MBS that are either interests in grantor trusts or REMIC regular interests. In the case of interests in grantor trusts, we will be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust, and we will be treated as owning an interest in real estate assets to the extent those mortgage loans held by the grantor trust represent real estate assets. In the case of REMIC regular interests, such regular interests will generally qualify as real estate assets. If, however, less than 95% of the REMIC’s assets are real estate assets, then only a proportionate part of the regular interest will be a real estate asset. We expect that substantially all of the MBS we acquire will be treated as real estate assets.

          In addition, certain of our mezzanine loans may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% asset test and the 10% vote or value test. See “—Gross Income Tests—Mezzanine Loans.” We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% asset test. We intend to make such investments in such a manner as not to fail the REIT asset tests described above.

          We believe that most of the real estate-related securities that we expect to hold will be qualifying assets for purposes of the 75% asset test. However, our investment in unsecured loans to REITs and REOCs and other instruments that are not secured by mortgages on real property will not be qualifying assets for purposes of the 75% asset test.

          In addition, we may enter into repurchase agreements under which we will nominally sell certain of our assets to a counterparty and simultaneously enter into an agreement to repurchase the sold assets. We believe that we will be treated for U.S. federal income tax purposes as the owner of the assets that are the subject of any such repurchase agreement and the repurchase agreement will be treated as a secured lending transaction notwithstanding that we may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the assets during the term of the repurchase agreement, in which case we could fail to qualify as a REIT.

          We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of our assets to ensure compliance with the asset tests. We will not obtain independent appraisals to support our conclusions concerning the values of our assets. Moreover, some of the assets that we may own may not be susceptible to precise valuation. Although we will seek to be prudent in making these estimates, there can be no assurance that the IRS will not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and would fail to qualify as a REIT.

          Failure to Satisfy Asset Tests

          If we fail to satisfy the asset tests as the end of a quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

          If we did not satisfy the condition described in the second bullet above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

          If we violate the 5% value test, 10% voting test or 10% value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our total assets or $10 million) and (ii) we dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) file with the IRS a schedule describing the assets that caused the failure, (ii) dispose of these assets or otherwise comply with the asset tests within six months after the last day of the quarter and (iii) pay a tax equal to the greater of $50,000 per failure or an amount equal to the product of the highest corporate income tax rate (currently 35%) and the net income from the non-qualifying assets during the period in which we failed to satisfy the asset tests.

Annual Distribution Requirements

          To qualify as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

          (A) the sum of

                    (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gains), and

                    (ii) 90% of the net income (after tax), if any, from foreclosure property (as described below), minus

          (B) the sum of certain items of non-cash income.

          In addition, if we were to recognize “built-in-gain” (as defined below) on disposition of any assets acquired from a “C” corporation in a transaction in which our basis in the assets was determined by reference to the “C” corporation’s basis (for instance, if the assets were acquired in a tax-free reorganization), we would be required to distribute at least 90% of the built-in-gain recognized net of the tax we would pay on such gain. “Built-in-gain” is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition).

          Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we file a timely U.S. federal income tax return for the year and pay the distribution with or before the first regular dividend payment after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividends before the end of January of the following year. The distributions under clause (i) are taxable to the Owners of our common stock in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

          In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

          We will pay U.S. federal income tax at corporate tax rates on our taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during each calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such required distribution over the amounts actually distributed. We generally intend to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate U.S. federal income tax and the 4% nondeductible excise tax.

          We may elect to retain, rather than distribute, our net capital gain and pay tax on such gains. In this case, we could elect to have our stockholders include their proportionate share of such undistributed capital gains in income and to receive a corresponding credit or refund, as the case may be, for their share of the tax paid by us. Stockholders would then increase the adjusted basis of their stock by the difference between the designated amounts of capital gains from us that they include in their taxable income, and the tax paid on their behalf by us with respect to that income.

          To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of stockholders, of any distributions that are actually made by the REIT, which are generally taxable to stockholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Stockholders, —Taxation of Taxable Domestic Stockholders.”

          We may find it difficult or impossible to meet distribution requirements in certain circumstances. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets. For instance, we may be required to accrue interest and discount income on mortgage loans, mortgage backed securities, and other types of debt securities or interests in debt securities before we receive any payments of interest or principal on such assets. Moreover, in certain instances we may be required to accrue taxable income that we may not actually recognize as economic income. For example, if we own a residual equity position in a mortgage loan securitization, we may recognize taxable income that we will never actually receive due to losses sustained on the underlying mortgage loans. Although those losses would be deductible for tax purposes, they would likely occur in a year subsequent to the year in which we recognized the taxable income. Thus, for any taxable year, we may be required to fund distributions in excess of cash flow received from our investments. If such circumstances arise, then to fund our distribution requirement and maintain our status as a REIT we may have to sell assets at unfavorable prices, borrow at unfavorable terms, make taxable stock dividends, or pursue other strategies. We cannot be assured, however, that any such strategy would be successful if our cash flow were to become insufficient to make the required distributions. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock will be equal to the amount of cash that could have been received instead of stock.

          Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest and a penalty to the IRS based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

          If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

          If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular federal corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations of the Code, corporate stockholders may be eligible for the dividends received deduction, and individual stockholders and other non-corporate stockholders may be eligible to be taxed at the reduced 15% rate currently applicable to qualified dividend income (through 2010). Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot predict whether in all circumstances we would be entitled to such statutory relief.

Prohibited Transactions

          Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held “primarily for sale to customers in the ordinary course of a trade or business.” Although we do not expect that our assets will be held primarily for sale to customers, these terms are dependent upon the particular facts and circumstances, and we cannot assure you that we will never be subject to this excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular federal corporate income tax rates. We intend to structure our activities to avoid transactions that are prohibited transactions.

Foreclosure Property

          A REIT is subject to tax at the maximum corporate rate (currently 35%) on any income from foreclosure property, including gain from the disposition of such foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (i) that is acquired by a REIT as result of the REIT having bid on such property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of such property or a mortgage loan held by the REIT and secured by the property, (ii) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (iii) for which such REIT makes a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure election has been made will not be subject to the 100% excise tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. We do not expect to receive income from foreclosure property that is not qualifying income for purposes of the 75% gross income test. However, if we do receive any such income, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

          We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into (i) in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, and (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests (or any asset that produces such income) which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income test. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Non-performing Mortgage Loans

          If we acquire a non-performing mortgage loan, it will be with a view towards returning the mortgage loan to performing loan status. Any modification of the terms of a non-performing mortgage loan undertaken as part of the loan workout activity could give rise to a deemed debt-for-debt exchange as a result of which we could recognize a large taxable gain even though we would not likely receive any immediate cash flow commensurate with such gain. Moreover, even in the absence of a loan modification, we may be required, in accordance with applicable tax accounting rules, to accrue income with respect to a non-performing mortgage loan even though the borrower has ceased making payments on the mortgage loan pursuant to its terms. Finally, if we acquire any real property as a result of foreclosing (or accepting a deed in lieu of foreclosure) on a mortgage loan that was not performing at the time we acquired the loan, the real property so acquired may not qualify as foreclosure property for REIT qualification purposes such that any gain from the sale or disposition of such property could give rise to a prohibited transactions tax. Consequently, to the extent we invest in non-performing mortgage loans, we may have to structure such investments through a taxable REIT subsidiary or though a special purpose securitization vehicle.

Taxable Mortgage Pools

          An entity, or a portion of an entity, may be classified as a TMP under the Code if (i) substantially all of its assets consist of debt obligations or interests in debt obligations, (ii) more than 50% of those debt obligations are real estate mortgage loans, interests in real estate mortgage loans or interests in certain MBS as of specified testing dates, (iii) the entity has issued debt obligations that have two or more maturities and (iv) the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets. Under Treasury Regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

          We may structure or enter into securitization or financing transactions that will cause us to be viewed as owning interests in one or more TMPs. Generally, if an entity or a portion of an entity is classified as a TMP, then the entity or portion thereof is treated as a taxable corporation and it cannot file a consolidated U.S. federal income tax return with any other corporation. If, however, a REIT owns 100% of the equity interests in a TMP, then the TMP is a qualified REIT subsidiary and, as such, ignored as an entity separate from the REIT.

          As long as we owned 100% of the equity interests in the TMP, all or a portion of the income that we recognize with respect to our investment in the TMP will be treated as excess inclusion income. Section 860E(c) of the Code defines the term “excess inclusion” with respect to a residual interest in a REMIC. The IRS, however, has yet to issue guidance on the computation of excess inclusion income on equity interests in a TMP held by a REIT. Generally, however, excess inclusion income with respect to our investment in any TMP and any taxable year will equal the excess of (i) the amount of income we accrue on our investment in the TMP over (ii) the amount of income we would have accrued if our investment were a debt instrument having an issue price equal to the fair market value of our investment on the day we acquired it and a yield to maturity equal to 120% of the long-term applicable federal rate in effect on the date we acquired our interest. The term “applicable federal rate” refers to rates that are based on weighted average yields for treasury securities and are published monthly by the IRS for use in various tax calculations. If we undertake securitization transactions that are TMPs, the amount of excess inclusion income we recognize in any taxable year could represent a significant portion of our total taxable for that year.

          If we recognized excess inclusion income, then under guidance issued by the IRS we would be required to allocate the excess inclusion income proportionately among the dividends we pay to our stockholders and we must notify our stockholders of the portion of our dividends that represents excess inclusion income. The portion of any dividend you receive that is treated as excess inclusion income is subject to special rules. First, your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. Second, if you are a tax-exempt organization and your excess inclusion income is subject to the unrelated business income tax, then the excess inclusion portion of any dividend you receive will be treated as unrelated business taxable income. Third, dividends paid to Foreign Owners who hold stock for investment and not in connection with a trade or business conducted in the United Sates will be subject to United States federal withholding tax without regard to any reduction in rate otherwise allowed by any applicable income tax treaty.

          If we recognize excess inclusion income, and one or more Disqualified Organizations are record holders of shares of common stock, we will be taxable at the highest federal corporate income tax rate on the portion of any excess inclusion income equal to the percentage of our stock that is held by Disqualified Organizations. In such circumstances, we may reduce the amount of our distributions to a Disqualified Organization whose stock ownership gave rise to the tax. To the extent that our common stock owned by Disqualified Organizations is held by a broker/dealer or other nominee, the broker/dealer or other nominee would be liable for a tax at the highest corporate tax rate on the portion of our excess inclusion income allocable to our common stock held by the broker/dealer or other nominee on behalf of the Disqualified Organizations.

          If we own less than 100% of the equity interests in a TMP, the foregoing rules would not apply. Rather, the TMP would be treated as a corporation for U.S. federal income tax purposes and would potentially be subject to federal corporate income tax. This could adversely affect our compliance with the REIT gross income and asset tests described above. We currently do not have, and currently do not intend to enter into any securitization or financing transaction that is a TMP in which we own some, but less than all, of the equity interests, and we intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT. We cannot assure you that we will be successful in this regard.

Taxation of Owners

          Taxation of Taxable Domestic Owners

          Distributions. As long as we qualify as a REIT, distributions we make to our taxable Domestic Owners out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income. Dividends we pay to a corporation will not be eligible for the dividends received deduction. In addition, distributions we make to individuals and other Owners that are not corporations generally will not be eligible for the 15% reduced rate of tax currently (through 2010) in effect for “qualified dividend income.” However, provided certain holding period and other requirements are met, an individual or other non-corporate Owner will be eligible for the 15% reduced rate with respect to (i) distributions attributable to dividends we receive from certain “C” corporations, such as our TRSs, and (ii) distributions attributable to income upon which we have paid corporate income tax.

          Distributions that we designate as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed our actual net capital gain for the taxable year) without regard to the period for which you have owned our common stock. However, corporate Owners may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum federal rates of 15% (through 2010) in the case of individuals, trusts and estates, and 35% in the case of corporations.

          Rather than distribute our net capital gains, we may elect to retain and pay the U.S. federal income tax on them, in which case you will (i) include your proportionate share of the undistributed net capital gains in income, (ii) receive a credit for your share of the U.S. federal income tax we pay and (iii) increase the basis in your common stock by the difference between your share of the capital gain and your share of the credit.

          Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that they do not exceed your adjusted tax basis in our common stock you own, but rather, will reduce your adjusted tax basis in your common stock. Assuming that the common stock you own is a capital asset, to the extent that such distributions exceed your adjusted tax basis in the common stock you own, you must include them in income as long-term capital gain (or short-term capital gain if the common stock has been held for one year or less). Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

          If we declare a dividend in October, November or December of any year that is payable to stockholders of record on a specified date in any such month, but actually distribute the amount declared in January of the following year, then you must treat the January distribution as though you received it on December 31 of the year in which we declared the dividend. In addition, we may elect to treat other distributions after the close of the taxable year as having been paid during the taxable year, but you will be treated as having received these distributions in the taxable year in which they are actually made.

          To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make to comply with the REIT distribution requirements. See “—Annual Distribution Requirements.” Such losses, however, are not passed through to you and do not offset your income from other sources, nor would they affect the character of any distributions that you receive from us; you will be subject to tax on those distributions to the extent that we have current or accumulated earnings and profits.

          If we did recognize excess inclusion income, we would identify a portion of the distributions that we make to you as excess inclusion income. Your taxable income can never be less than the sum of your excess inclusion income for the year; excess inclusion income cannot be offset with net operating losses or other allowable deductions. See “—Taxable Mortgage Pools.”

          Dispositions of Our Stock. Any gain or loss you recognize upon the sale or other disposition of our common stock will generally be capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if you held the common stock for more than one year. In addition, any loss you recognize upon a sale or exchange of our common stock that you have owned for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent of distributions received from us that you are required to treat as long-term capital gain.

          If you recognize a loss upon a disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, recently enacted legislation imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in the transactions involving us (including our advisors) may be subject to disclosure or other requirements pursuant to these regulations.

          Amounts that you are required to include in taxable income with respect to our common stock you own, including taxable distributions and the income you recognize with respect to undistributed net capital gain, and any gain recognized upon your disposition of our common stock, will not be treated as passive activity income. You may not offset any passive activity losses you may have, such as losses from limited partnerships in which you have invested, with income you recognize with respect to our shares of common stock. Generally, income you recognize with respect to our common stock will be treated as investment income for purposes of the investment interest limitations.

          Information Reporting and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, you may be subject to backup withholding at a current rate of 28% with respect to distributions unless you:

•	are a corporation or come within certain other exempt categories and, when required, demonstrate this fact; or

•	provide a taxpayer identification number, certify as to no loss of exemption from backup withholding, and otherwise comply with the applicable requirements of the backup withholding rules.

          Any amount paid as backup withholding will be creditable against your income tax liability. For a discussion of the backup withholding rules as applied to foreign owners, see “—Taxation of Foreign Owners.”

Taxation of Tax-Exempt Owners

          Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, are generally exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). Provided that a tax-exempt Owner (i) has not held our common stock as “debt financed property” within the meaning of the Code and (ii) has not used our common stock in an unrelated trade or business, amounts that we distribute to tax-exempt Owners generally should not constitute UBTI. To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. However, a tax-exempt Owner’s allocable share of any excess inclusion income that we recognize will be subject to tax as UBTI. See “—Taxable Mortgage Pools.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.

          Tax-exempt Owners that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans, exempt from taxation under special provisions of the U.S. federal income tax laws, are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.

          In certain circumstances, a qualified employee pension trust or profit sharing trust that owns more than 10% of our stock could be required to treat a percentage of the dividends that it receives from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless either (a) one pension trust owns more than 25% of the value of our stock or (b) a group of pension trusts individually holding more than 10% of our stock collectively owns more than 50% of the value of our stock. However, the restrictions on ownership and transfer of our stock, as described under “Description of Capital Stock—Restrictions on Ownership and Transfer” are designed among other things to prevent a tax-exempt entity from owning more than 10% of the value of our stock, thus making it unlikely that we will become a pension-held REIT.

Taxation of Foreign Owners

          The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock applicable to a Foreign Owner.

          If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership having Foreign Owners as partners should consult its tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock.

          This discussion is based on current law and is for general information only. This discussion addresses only certain and not all aspects of U.S. federal income and estate taxation.

          In general. For most foreign investors, investment in a REIT that invests principally in mortgage loans and MBS is not the most tax-efficient way to acquire and manage, through our subsidiaries, such assets. That is because receiving distributions of income derived from such assets in the form of REIT dividends subjects most foreign investors to withholding taxes that direct investment in those asset classes, and the direct receipt of interest and principal payments with respect to them, would not. The principal exceptions are foreign sovereigns and their agencies and instrumentalities, which may be exempt from withholding taxes on REIT dividends under the Code, and certain foreign pension funds or similar entities able to claim an exemption from withholding taxes on REIT dividends under the terms of a bilateral tax treaty between their country of residence and the United States.

          Ordinary Dividend Distributions. The portion of dividends received by a Foreign Owner payable out of our current and accumulated earnings and profits that are not attributable to our capital gains and that are not effectively connected with a U.S. trade or business of the Foreign Owner will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, a Foreign Owner will not be considered engaged in a U.S. trade or business solely as a result of its ownership of our common stock. In cases where the dividend income from a Foreign Owner’s investment in our common stock is (or is treated as) effectively connected with the Foreign Owner’s conduct of a U.S. trade or business, the Foreign Owner generally will be subject to U.S. tax at graduated rates, in the same manner as Domestic Owners are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a foreign owner that is a foreign corporation). If a Foreign Owner is the record holder of shares of our common stock, we plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a Foreign Owner unless:

•	a lower income treaty rate applies and the Foreign Owner provides us with an IRS Form W-8BEN evidencing eligibility for that reduced rate; or

•	the Foreign Owner provides us with an IRS Form W-8ECI certifying that the distribution is effectively connected income.

          Under some income tax treaties, lower withholding tax rates do not apply to ordinary dividends from REITs. Furthermore, reduced treaty rates are not available to the extent that distributions are treated as excess inclusion income. See “—Taxable Mortgage Pools.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is excess inclusion income.

          Non-Dividend Distributions. Distributions we make to a Foreign Owner that are not considered to be distributions out of our current and accumulated earnings and profits will not be subject to U.S. federal income or withholding tax unless the distribution exceeds the Foreign Owner’s adjusted tax basis in our common stock at the time of the distribution and, as described below, the Foreign Owner would otherwise be taxable on any gain from a disposition of our common stock. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. A Foreign Owner may, however, seek a refund of such amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided the proper forms are timely filed with the IRS by the Foreign Owner.

          Capital Gain Dividends. Distributions that we make to Foreign Owners that are attributable to our disposition of U.S. real property interests (“USRPI,” which term does not include interests in mortgage loans and mortgage backed securities) are subject to U.S. federal income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980, or FIRPTA, and may also be subject to branch profits tax if the Foreign Owner is a corporation that is not entitled to treaty relief or exemption. Although we do not anticipate recognizing any gain attributable to the disposition of USRPI, as defined by FIRPTA, Treasury Regulations interpreting the FIRPTA provisions of the Code could be read to impose a withholding tax at a rate of 35% on all of our capital gain dividends (or amounts we could have designated as capital gain dividends) paid to Foreign Owners, even if no portion of the capital gains we recognize during the year are attributable to our disposition of USRPI. However, in any event, the FIRPTA rules will not apply to distributions to a Foreign Owner so long as (i) our common stock is regularly traded (as defined by applicable Treasury Regulations) on an established securities market, and (ii) the Foreign Owner owns (actually or constructively) no more than 5% of our common stock at any time during the one-year period ending with the date of the distribution.

          Dispositions of Our Stock. Unless our common stock constitutes a USRPI, a sale of our common stock by a Foreign Owner generally will not be subject to U.S. federal income tax under FIRPTA. We do not expect that our common stock will constitute a USRPI. Our common stock will not constitute a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interest in real property solely in the capacity as a creditor. Even if the foregoing test is not met, our common stock will not constitute a USRPI if we are a domestically controlled REIT. A “domestically controlled REIT” is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign owners. We believe that we will be a domestically controlled REIT, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we are or will remain a domestically controlled REIT.

          Even if we do not constitute a domestically controlled REIT, a Foreign Owner’s sale of our common stock generally will still not be subject to tax under FIRPTA as a sale of a USRPI provided that (i) our stock is “regularly traded” (as defined by applicable Treasury Regulations) on an established securities market and (ii) the selling Foreign Owner has owned (actually or constructively) 5% or less of our outstanding common stock at all times during a specified testing period.

          If gain on the sale of our stock were subject to taxation under FIRPTA, the Foreign Owner would generally be subject to the same treatment as a Domestic Owner with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

          Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Foreign Owner in two cases. First, if the Foreign Owner’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such Foreign Owner, the Foreign Owner will generally be subject to the same treatment as a Domestic Owner with respect to such gain. Second, if the Foreign Owner is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

          Estate Tax. Our common stock owned or treated as owned by an individual who is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual’s estate may be subject to U.S. federal estate tax on the property includible in the estate for U.S. federal estate tax purposes.

          Information Reporting and Backup Withholding. Under current Treasury Regulations, information reporting and backup withholding will not apply to payments on the common stock made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a Foreign Owner provided that neither we nor our paying agent has actual knowledge or reason to know that you are a Domestic Owner. However, we or our paying agent may be required to report to the IRS and you payments of dividends on our common stock and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement. The gross proceeds from the disposition of your common stock may be subject to information reporting and backup withholding tax (currently at a maximum rate of 28%). If you sell your common stock outside the United States through a non-U.S. office of a non-U.S.

broker and the sales proceeds are paid to you outside the United States, then the U.S. information reporting and backup withholding requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your debt securities or common stock through a non-U.S. office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership, if at any time during its tax year:

	o	• one or more of its partners are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership; or

	o	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are a Foreign Owner and certain other conditions are met or you otherwise establish an exemption. If you receive payment of the proceeds of a sale of your common stock to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are a Foreign Owner or you otherwise establish an exemption, provided that the broker does not have actual knowledge or reason to know that you are not a Foreign Owner or the conditions of any other exemption are not, in fact, satisfied.

          You are encouraged to consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Other Tax Consequences

          Possible Legislative or Other Actions Affecting Tax Consequences. Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our common stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our common stock.

          Recently Enacted Legislation. On March 18, 2010, President Obama signed the Hiring Incentives to Restore Employment Act (the “HIRE Act”) into law. The HIRE Act added new chapter 4 to the Code. Effective for payments made after December 31, 2012, chapter 4 generally requires the withholding agent to deduct and withhold tax equal to 30% of any distributions in respect of our shares of capital stock and 30% of any gross proceeds of sale or disposition of our shares of capital stock, in either case, that is paid to a foreign financial institution or non-financial foreign entity, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. Under certain circumstances, a Foreign Owner might be eligible for refunds or credits of such taxes. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on an investment in our capital stock.

          State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

ERISA CONSIDERATIONS

          A fiduciary of a pension, profit sharing, retirement or other employee benefit plan, or plan, subject to the Employee Retirement Income Security Act of 1974, as amended, or ERISA, should consider the fiduciary standards under ERISA in the context of the plan’s particular circumstances before authorizing an investment of a portion of such plan’s assets in the shares of common stock. Accordingly, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, and (iii) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Internal Revenue Code, prohibit a wide range of transactions involving the assets of the plan and persons who have certain specified relationships to the plan (“parties in interest” within the meaning of ERISA, “disqualified persons” within the meaning of the Internal Revenue Code). Thus, a plan fiduciary considering an investment in the shares of common stock also should consider whether the acquisition or the continued holding of the shares of common stock might constitute or give rise to a direct or indirect prohibited transaction that is not subject to an exemption issued by the Department of Labor, or the DOL.

          The DOL has issued final regulations, or the DOL Regulations, as to what constitutes assets of an employee benefit plan under ERISA. Under the DOL Regulations, if a plan acquires an equity interest in an entity, which interest is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the plan’s assets would include, for purposes of the fiduciary responsibility provision of ERISA, both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. The DOL Regulations define a publicly offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the public offering occurred). The shares of common stock are being sold in an offering registered under the Securities Act and will be registered under the Exchange Act.

          The DOL Regulations provided that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. The company expects the common stock to be “widely held” upon completion of the initial public offering.

          The DOL Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are “freely transferable.” We believe that the restrictions imposed under our charter on the transfer of our common stock are limited to the restrictions on transfer generally permitted under the DOL Regulations and are not likely to result in the failure of common stock to be “freely transferable.” The DOL Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL will not reach a contrary conclusion.

          Assuming that the common stock will be “widely held” and freely transferable,” we believe that our common stock will be publicly offered securities for purposes of the DOL Regulations and that our assets will not be deemed to be “plan assets” of any plan that invests in our common stock.

PLAN OF DISTRIBUTION

          We may sell the securities offered pursuant to this prospectus and any accompanying prospectus supplements to or through one or more underwriters or dealers or we may sell the securities to investors directly or through agents. Each prospectus supplement, to the extent applicable, will describe the number and terms of the securities to which such prospectus supplement relates, the name or names of any underwriters or agents with whom we have entered into arrangements with respect to the sale of such securities, the public offering or purchase price of such securities, the net proceeds we will receive from such sale and any discounts or concessions allowed or reallowed or paid to dealers. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

          Underwriters may offer and sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell these securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of these securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for which they may act as agents.

          Shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of the shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange rules; (d) ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers; (e) sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise, for shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers. Broker-dealers may also receive compensation from purchasers of the shares which is not expected to exceed that customary in the types of transactions involved.

          Any underwriting compensation paid by us to underwriters or agents in connection with the offering of these securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

          Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933. Unless otherwise set forth in the accompanying prospectus supplement, the obligations of any underwriters to purchase any of these securities will be subject to certain conditions precedent.

          In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

          The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

          Our common stock is listed on the New York Stock Exchange under the symbol “CXS.” Except for our common stock or as otherwise described in the applicable prospectus supplement, all other securities will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which securities are sold by us may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

          Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business. Underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking and commercial banking services to us for which they have in the past received, and may in the future receive, customary fees.

EXPERTS

          The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

          The validity of the securities offered hereby is being passed upon for us by K&L Gates LLP. The opinion of counsel described under the heading “Certain Federal Income Tax Considerations” is being rendered by K&L Gates LLP. This opinion is subject to various assumptions and is based on current tax law.

WHERE YOU CAN FIND MORE INFORMATION ON CREXUS

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Our common stock is listed on the New York Stock Exchange under the symbol “CXS”, and all such reports, proxy statements and other information filed by us with the New York Stock Exchange may be inspected at the New York Stock Exchange’s offices at 20 Broad Street, New York, New York 10005. Finally, we also maintain an Internet site where you can find additional information. The address of our Internet site is www.crexusinvestment.com. All internet addresses provided in this prospectus or in any accompanying prospectus supplement are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our internet site is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or any accompanying prospectus supplement or other offering materials. Accordingly, no information in our or any of these other internet addresses is included herein or incorporated or deemed to be incorporated by reference herein.

          We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. We have filed the documents listed below with the SEC (File No. 1-34451) under the Exchange Act, and these documents are incorporated herein by reference:

–	Our Annual Report on Form 10-K for the year ended December 31, 2009 as filed on March 1, 2010;

–	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed on May 7, 2010;

–	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 filed on August 6, 2010;

–	Our Current Report on Form 8-K filed on June 1, 2010; and

–	Description of our common stock included in our Registration Statement on Form 8-A, filed on September 3, 2009.

          All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

          Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement.

          We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations, CreXus Investment Corp., 1211 Avenue of the Americas, Suite 2902, New York, New York 10036, telephone number (646) 829-0160.